ASSET PURCHASE AGREEMENT
BY AND AMONG
WENTWORTH ACQUISITION LLC,
RADAR INDUSTRIES INC.
AND
RADAR MEXICAN INVESTMENTS, LLC

Effective as of September 30, 2014

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS

1.1	Definitions 1

ARTICLE II	PURCHASE AND SALE; Closing

2.1	Purchase and Sale 11

2.2	Excluded Assets 13

2.3	Assumed Liabilities 15

2.4	Excluded Liabilities 16

2.5	Non-Transferable Contracts and Permits 16

2.6	Purchase Price 17

2.7	Closing 21

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF Seller

3.1	Due Incorporation 23

3.2	Due Authorization 23

3.3	No Violation 24

3.4	Consents and Approvals; Governmental Authority Relative to
This Agreement    25

3.5	Compliance With Laws 25

3.6	Title; Sufficiency. 25

3.7	Taxes 25

3.8	Permits and Licenses 27

3.9	Acquired Contracts 27

3.10	Insurance 27

3.11	Labor Matters 27

3.12	Non-Governmental Consents 28

3.13	Employee Benefits 29

3.14	Litigation 30

3.15	Intellectual Property 30

3.16	Employees. 30

3.17	Real Property 30

3.18	Environmental Matters 31

3.19	Brokers and Finders 33

3.20	Working Capital 33

3.21	Fraudulent Conveyance 33

3.22	Additional Severance 33

3.23	No Liabilities 33

3.24	Customers 34

3.25	Suppliers 34

3.26	Product Warranties 34

3.27	Absence of Certain Business Practices 34

3.28	Operation of the Business; Asset for Operation of the Business 35

3.29	Financial Statements 35
3.30    Absence of Changes    35
3.31    Inventory    37

3.32    Work-in-Process    37
3.33    Receivables……    .37
3.34    Computer System    37

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1	Due Incorporation 38

4.2	Due Authorization 38

4.3	Consents and Approvals; No Violations 38

4.4	Available Funds 38

4.5	Brokers and Finders 39

4.6	Legal Proceedings 39

4.7	No Other Representations or Warranties 39

ARTICLE V	COVENANTS

5.1	Preservation of Records; Post-Closing Access and Cooperation 40

5.2	Employees and Benefits 40

5.3	Confidentiality 45

5.4	Public Announcements 46

5.5	Transfer Taxes 46

5.6	Non-Competition 46

5.7	Injunctive Relief 47

5.8	Name Change 47

5.9	Baseline Environmental Assets 47

5.10	Fisher Litigation 48

5.11	Tax Returns of Mexican Entities 48

5.12	Written Off Receivables 49

5.13	Siess Severance 49

5.14	Palace Agreement 49

ARTICLE VI	[INTENTIONALLY OMITTED]

ARTICLE VII	[INTENTIONALLY OMITTED]

ARTICLE VIII	SURVIVAL AND REMEDY; INDEMNIFICATION

8.1	Survival 49

8.2	Indemnification by Seller 50

8.3	Indemnification by Purchaser 50

8.4	Third-Party Claims 50

8.5	Procedure for Other Claims 52

8.6	Indemnification Limits 52

8.7	Exclusive Remedy Indemnification Limits 55

ARTICLE IX	[INTENTIONALLY OMITTED]

ARTICLE X	MISCELLANEOUS

10.1	Amendment 56

10.2	Notices 56

10.3	Waivers 57

10.4	Electronic Delivery 57

10.5	Interpretation 57

10.6	Applicable Law 57

10.7	Binding Agreement 58

10.8	Assignment 58

10.9	Third Party Beneficiaries 58

10.10	Further Assurances 58

10.11	Entire Understanding 58

10.12	Jurisdiction of Disputes 58

10.13	Waiver of Jury Trial 59

10.14	Disclosure Schedule 59

10.15	Severability 60

10.16	Construction 60

10.17	Counterparts 60

10.18	Access to Books and Records 60

10.19	Litigation Assistance 61

10.20	Bulk Sales Law Waiver 61

10.21	Accounts Receivable 61

10.22	Radar Trademarks and Trade Name 61

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made effective as of September 30, 2014, by and among Wentworth Acquisition LLC, a Michigan limited liability company (“Purchaser”), Radar Industries Inc., a Michigan corporation (“Seller”), and Radar Mexican Investments, LLC, a Michigan limited liability company (“Radar Mexican”). Certain capitalized terms used herein are defined in Article I.
W I T N E S S E T H:
WHEREAS, Seller is engaged in the conduct of the Business (as defined below) at the Facilities (as defined below);
WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, substantially all of the assets of the Business, as further provided herein and including the Mexican equity interests owned by Seller in the Mexican Entities, for the consideration and upon the terms and conditions contained in this Agreement;
WHEREAS, Radar Mexican desires to sell to Purchaser’s Nominee, as hereinafter defined, the Mexican equity interests owned by Radar Mexican in the Mexican Entities for the consideration and upon the terms and conditions contained in this Agreement;
WHEREAS, Purchaser further desires to assume from Seller, as part of the asset acquisition under this Agreement, the specifically identified Assumed Liabilities (as hereinafter defined) related to the Business;
NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for their mutual reliance, the parties hereto agree as follows:

ARTICLE I
ARTICLE IIDEFINITIONS
•Definitions. The following terms shall have the following meanings for the purposes of this Agreement:
“Acceptance Notice” shall have the meaning set forth in Section 10.22.
“Acceptance Period” shall have the meaning set forth in Section 10.22.
“Accountant” shall have the meaning set forth in Section 2.6(c)(i).
“Accrued Union PTO” shall have the meaning set forth in Section 5.2(h).
“Acquired Contracts” shall have the meaning set forth in Section 2.1(c).
“Acquired Intellectual Property Rights” shall have the meaning set forth in Section 2.1(m).
“Acquired Inventories” shall have the meaning set forth in Section 2.1(d).
“Acquired Personal Property Leases” shall have the meaning set forth in Section 2.1(g).
“Additional Purchase Price Amount” shall mean an amount equal to the gross amount that Seller would need to receive to enable Seller to make a cash distribution to the shareholders of Seller such that the shareholders of Seller would receive a net amount of cash (after deducting any and all fees, costs, expenses and Taxes) equal to the Net Purchase Price Shortfall as calculated pursuant to Exhibit A attached hereto.

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Agreement” shall mean this Agreement, including the Disclosure Schedule and all other exhibits and schedules hereto, as it and they may be amended from time to time.
“Allocation Schedule” shall have the meaning set forth in Section 2.6(d).
“Alternative Arrangements” shall have the meaning set forth in Section 8.6(b).
“Applicable Laws” shall mean all laws, statutes, orders, rules, and regulations of Governmental Authorities, and judgments, decisions or orders entered by any Governmental Authority, including those of the United States or foreign countries, applicable to Seller, the Mexican Entities and/or the Business, or the Purchaser, as applicable, including but not limited to all fraudulent transfer, fraudulent conveyance, corruption, bankruptcy laws, antitrust laws, Environmental Laws, tax laws, customs laws, securities laws, labor and employment laws, equal opportunity, health, safety and occupational laws, family medical leave laws, pension and profit sharing laws, consumer protective laws, and the FCPA.
“Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.7(b)(i).
“Assumed Union Benefit Plans” shall have the meaning set forth in Section 2.1(e).
“Assumed Liabilities” shall have the meaning set forth in Section 2.3.
“BEA” shall have the meaning set forth in Section 5.9.
“Benefit Plans” shall mean (i) any “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are respectively defined in Sections 3(1) and 3(2) of ERISA), other than a Multiemployer Plan; and (ii) any other retirement or deferred compensation plan, incentive compensation plan, stock plan, share appreciation right, unemployment compensation plan, vacation pay, severance pay, bonus arrangement, health benefit plan, profit-sharing plan, death or disability plan or any other fringe benefit arrangements, in each case which are sponsored or maintained by Seller and in which any Employees participate.
“Bill of Sale” shall have the meaning set forth in Section 2.7(b)(i).
“Business” shall mean the business of metal stampings and assemblies and welding motor vehicle parts, for the automotive industry, as conducted by and/or through the Seller and/or by the Mexican Entities at the Facilities, as of the Closing Date.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law or other action of a Governmental Authority to close.
“Cash” shall mean the aggregate amount of cash, cash surrender value of any life insurance policies, cash equivalents, marketable securities and instruments and deposits of Seller, including checks and payments in transit and overdrafts.

“Chrysler Excluded Receivables” shall mean all of the trade and/or accounts receivables as of the Closing Date owed by Chrysler Group LLC and/or its Affiliates to Seller and/or its Affiliates, as further set forth in Section 1.1-B of the Disclosure Schedule, in each case, other than the Written Off Receivables.
“Chrysler Payables” shall mean all of the accounts payables as of the Closing Date owed by Seller and/or its Affiliates to Chrysler Group LLC and/or its Affiliates as further set forth in Section 1.1-A of the Disclosure Schedule.
“Closing” shall mean the consummation of the transactions contemplated herein.
“Closing Balance Sheet” shall have the meaning set forth in Section 2.6(c)(i).
“Closing Date” shall mean the date of this Agreement, September 30, 2014.
“Closing Net Purchase Price” shall have the meaning set forth in Section 2.6(c)(iii).
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” shall have the meaning set forth in Section 2.1(c).
“Confidential Information” shall have the meaning set forth in Section 5.3(a).
“Contamination” or “Contaminated” shall mean the presence of Hazardous Substances in, on or under the soil, groundwater, surface water or other environmental media including, but not limited to those matters where a Response Action is required by any Governmental Authority pursuant to any Environmental Law with respect to such presence of Hazardous Substances.
“Customers” shall have the meaning given such term in Section 3.24.
“Deductible Amount” shall have the meaning given such term in Section 8.6(a)(iii).
“Disclosing Party” shall have the meaning set forth in Section 5.3(a).
“Disclosure Schedule” shall mean the Disclosure Schedule delivered by Seller and/or Radar Mexican, to Purchaser simultaneously with the execution of this Agreement.
“Dispute Notice” shall have the meaning set forth in Section 2.6(c)(i).
“Dispute Period” shall have the meaning set forth in Section 2.6(c)(i).
“Employees” shall have the meaning set forth in Section 3.16.
“Employment Offers” shall have the meaning set forth in Section 2.7(b)(x).
“Environmental Claim” means any written notice, claim, demand, action, suit, complaint, proceeding or other written communication by any Person alleging any violation of, or liability or potential liability or violation under or relating to any Environmental Law.
“Environmental Law” shall mean any Applicable Law including but not limited to any federal, foreign, state or local statute, order, regulation or ordinance pertaining to the protection of the environment, public health, safety, natural resources, conservation or waste management and any applicable orders, judgments, directives, decrees, permits, licenses or other authorizations or mandates under such laws, each as in existence on the Closing Date, including but not limited to RCRA, CERCLA, OSHA, NREPA, The Clean Air Act and The Clean Water Act and all related local and state laws and all similar Mexican laws.
“Environmental Permits” shall have the meaning given such term in Section 3.18(b).
“Environmental Reports” shall have the meaning given such term in Section 3.18.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agreement” shall have the meaning given such term in Section 2.6(a).
“Escrow Agent” shall have the meaning given such term in Section 2.6(a).
“Excluded Amount” shall have the meaning set forth in Section 8.6(a)(vii).
“Excluded Assets” shall have the meaning set forth in Section 2.2.
“Excluded Liabilities” shall have the meaning set forth in Section 2.4.
“Facilities” shall mean the Leased Real Property.
“Financial Statements” shall have the meaning set forth in Section 3.29.
“Fisher Assumed Liabilities” shall mean (a) any and all liabilities or obligations (other than attorneys’ fees, costs and expenses (and court fees, costs and expenses)) arising from the Fisher Litigation relating to matters after the Closing (including any change or adjustment to any pricing of any products or services relating thereto) and (b) fifty percent (50%) of the attorneys’ fees, costs and expenses (and court fees, costs and expenses) arising after the Closing from the Fisher Litigation.
“Fisher Excluded Liabilities” shall mean (a) any and all liabilities or obligations (other than attorneys’ fees, costs and expenses (and court fees, costs and expenses)) arising from the Fisher Litigation relating to matters on or before the Closing and (b) fifty percent (50%) of the attorneys’ fees, costs and expenses (and court fees, costs and expenses) arising from the Fisher Litigation after the Closing, and (c) one hundred percent (100%) of the attorneys’ fees, costs and expenses (and court fees, costs and expenses) arising from the Fisher Litigation on or before the Closing.
“Fisher Litigation” shall mean the case captioned as Fisher & Company, Incorporated v. Radar Industries, Inc., Case No. 2014-003362-CK filed August 27, 2014 in the Circuit Court for the County of Macomb, Michigan.
“GAAP” shall mean U.S. generally accepted accounting principles, as in effect from time to time, consistently applied by Seller in accordance with its historical practices.
“Good Funds” shall have the meaning given such term in Section 2.6(a).
“Governmental Authority” shall mean any U.S., state, local or foreign governmental, regulatory or administrative body, agency or authority, or any court or judicial authority or arbitration tribunal, whether national, Federal, state or local or otherwise.
“Hazardous Substances” shall mean petroleum, any petroleum-based product, radon, flammable explosives, asbestos, polychlorinated biphenyls and any hazardous, toxic or radioactive substance, material or waste as such terms are defined, listed or regulated under any Environmental Law.

“Hired Employees” shall have the meaning set forth in Section 5.2(a).
“IMSS” shall have the meaning set forth in Section 3.11(b).
“Indemnitee” shall have the meaning set forth in Section 8.4.
“Indemnitor” shall mean (a) in the case of a claim or demand for indemnification pursuant to Article VIII made by a Purchaser Indemnified Party, the Seller or (b) in the case of a claim or demand for indemnification pursuant to Article VIII made by a Seller Indemnified Party, Purchaser.
“Indemnity Escrow Account” shall have the meaning given such term in the Escrow Agreement.
“Indemnity Escrow Amount” shall have the meaning given such term in Section 2.6(a).
“INFONAVIT” shall have the meaning set forth in Section 3.11(b).
“Intellectual Property Rights” means all of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and statutory invention registrations, including reissues, provisionals, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions; (b) trademarks, service marks, trade dress, trade names, logos (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing, any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing; (c) copyrightable works (including computer software source code, executable code, databases and related documentation and maskworks), copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; and (d) confidential and proprietary information, including trade secrets, unpatented inventions, data and know-how.
“IP Assignment” shall have the meaning set forth in Section 2.7(b)(ii).
“Knowledge”, “Knowledge of Seller”, “Seller’s Knowledge” or any other similar knowledge qualification relating to Seller shall mean the knowledge of David Zmyslowski, Mark Zmyslowski, Edward Goethals, Brian Siess, Mike Balavich, Diane Ricevuto, Matt Shelly and Mark Vanderboor.
“Leased Real Property” shall have the meaning set forth in Section 3.17(b).
“Leased Employees” shall have the meaning set forth in Section 5.2(a).
“Leased Employee Termination Date” shall have the meaning set forth in Section 5.2(a).
“Lien” shall mean all liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, title defects, options, warrants, easements, rights of way and encroachments, in each case other than Permitted Liens.
“Loss” or “Losses” shall mean any and all actually incurred out-of-pocket losses, liabilities, deficiencies, fines, costs, provable damages, penalties and reasonable and documented expenses (including incurred out-of-pocket reasonable and documented outside attorneys’ fees and expenses and litigation, settlement and judgment and interest costs), and any reasonable and documented outside counsel legal or other expenses reasonably incurred in connection with investigating or defending any claims or actions. All Losses shall be net of any other recoveries realized or to be realized by an Indemnitee and its Affiliates, including pursuant to Alternative Arrangements and any Tax Advantages. Losses shall not include any fees, expenses or costs of in-house counsel or other employees.
“Management Employees” shall mean the following people employed by the Purchaser on the Closing Date; David Zmyslowski and Mark Zmyslowski.
“Material Adverse Effect” shall mean a change, event or occurrence that has a material adverse effect on the financial condition or results of operations of the Mexican Entities, the Business and the Purchased Assets, taken as a whole; provided, however, that in determining whether there has been a Material Adverse Effect or whether a Material Adverse Effect could or would occur, any change, event or occurrence principally attributable to, arising out of, or resulting from any of the following shall be disregarded: (i) general economic, business, industry or credit, financial or capital market conditions (whether in the United States or internationally), including conditions affecting generally the industries served by the Business; (ii) the taking of any action required or permitted by this Agreement or the Related Agreements; (iii) the negotiation, entry into or announcement of this Agreement or pendency or consummation of the transactions contemplated hereby (including the identity of Purchaser or any of its Affiliates), (iv) the breach of this Agreement or any Related Agreement by Purchaser, (v) the taking of any action with the written approval of Purchaser, (vi) pandemics, earthquakes, tornados, hurricanes, floods and acts of God, (vii) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof; (viii) any changes or prospective changes in Applicable Laws, regulations or accounting rules, including GAAP or interpretations thereof, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions; and (ix) any existing event, occurrence or circumstance with respect to which Purchaser has actual knowledge as of the Closing Date (including any matter set forth in the Disclosure Schedule).
“Material Contract” shall mean an Acquired Contract that is not terminable by Seller without penalty on notice of ninety (90) days or less pursuant to which (a) Seller is obligated to pay in excess of $100,000 during the period beginning on the Closing Date and ending on September 30, 2015 or (b) performance is required by Seller after September 30, 2015.
“Mexican Contract” shall mean a contract to which either of the Mexican Entities is a party that is not terminable by the applicable Mexican Entity (or Mexican Entities) party thereto without penalty on notice of ninety (90) days or less pursuant to which (a) the Mexican Entities are obligated to pay in excess of $100,000 during the period beginning on the Closing Date and ending on September 30, 2015 or (b) performance is required by the Mexican Entities after September 30, 2015.
“Mexican Entities” shall mean RSC Mexican and RST Mexican.
“Mexican Entity Equity Assignment Agreements” shall have the meaning set forth in Section 2.7(b)(vii).
“Mexican Entity Equity Interests” shall have the meaning set forth in Section 2.1(r).
“Mexican Leased Real Property” shall have the meaning set forth in Section 3.17(b).
“Mexico” shall have the meaning set forth in Section 3.1.
“Most Recent Financial Statements” shall have the meaning set forth in Section 3.29.
“Most Recent Financial Statements Date” shall have the meaning set forth in Section 3.29.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.
“Net Purchase Price” shall mean the net amount of the Purchase Price (prior to any adjustment pursuant to Section 2.6(c)) that the shareholders of Seller will actually receive in cash after distribution from Seller (after deducting any and all fees, costs, expenses and Taxes) as identified and calculated pursuant to the formulas, items and methods set forth on Exhibit A attached hereto.
“Net Purchase Price Shortfall” shall mean an amount equal to the Net Purchase Price Target minus the Closing Net Purchase Price.
“Net Purchase Price Target” shall mean an amount equal to $40,000,000.
“NREPA” shall have the meaning set forth in Section 5.9.
“Offer Notice” shall have the meaning set forth in Section 10.22.
“Open Customer Orders” shall have the meaning set forth in Section 2.1(j).
“Open Supplier Orders” shall have the meaning set forth in Section 2.1(k).
“Palace Agreement” shall mean that certain Palace Suite License Agreement, dated June 2013, by and between Seller and Glass Palace, LLC.
“Permits” and “Licenses” shall have the meaning(s) set forth in Section 2.1(h).
“Permitted Liens” shall mean (a) liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, title defects, options, warrants, easements, rights of way or encroachments (i) for or relating to Taxes, assessments or other governmental charges not yet due and payable or that are being contested in good faith or for which adequate accruals or reserves have been established, (ii) as reflected in title or other public records relating to real property owned or leased by the Seller, Radar Mexican or the Mexican Entities, (iii) that would be disclosed by an accurate survey or inspection, (iv) arising from or created by municipal or zoning ordinance (including zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon, (v) arising out of work performed, services provided or materials delivered that arise in the ordinary course of business (including mechanic’s, materialmen’s, carriers’ or repairers’ liens), (vi) for or relating to tooling used in the Business, (vii) arising under original purchase price conditional sales contracts or equipment leases or other personal property leases with third parties entered into in the ordinary course of business, (viii) created or suffered (A) by Purchaser, Purchaser’s Nominee or their respective Affiliates or (B) pursuant to this Agreement, the Related Agreements or the other documents and instruments to be executed and delivered pursuant hereto, or (ix) identified in Section 2.1 of the Disclosure Schedule, (b) any non-exclusive license of Intellectual Property Rights, and/or (c) restrictions imposed by applicable securities laws.
“Person” shall mean an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Authority or any other organization of any kind.
“Pre-Closing Workers Compensation Liabilities” shall have the meaning set forth in Section 5.2(m).
“PTO Plans” shall have the meaning set forth in Section 5.2(l).
“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Purchased Equipment” shall have the meaning set forth in Section 2.1(a).
“Purchase Price” shall have the meaning set forth in Section 2.6(b).
“Purchase Price Reduction Amount” shall mean an amount equal to the net amount that the shareholders of Seller would need to refund to Purchaser so that the total net amount of the Purchase Price that the shareholders of Seller actually receive in cash after distribution from Seller (after deducting any and all fees, costs, expenses and Taxes) as calculated pursuant to the formulas and methods set forth on Exhibit A attached hereto is equal to the Net Purchase Price Target.
“Purchaser” shall have the meaning set forth in the preamble.
“Purchaser Benefit Plans” shall have the meaning given such term in Section 5.2(b).
“Purchaser Net Purchase Price Escrow Account” shall mean the “Buyer Net Purchase Price Escrow Account” as defined in the Escrow Agreement.
“Purchaser Net Purchase Price Escrow Amount” shall have the meaning set forth in Section 2.6(a).
“Purchaser Non-Union FSA” shall have the meaning given such term in Section 5.2(f).
“Purchaser Indemnified Party” or “Purchaser Indemnified Parties” shall have the meaning given such term in Section 8.2.
“Purchaser’s Nominee” shall mean Shiloh Corporation, an Ohio corporation.
“Radar Mexican” shall have the meaning set forth in the preamble.
“Radar Trademarks” shall have the meaning set forth in Section 2.2(m).
“Radar Transaction” shall have the meaning set forth in Section 10.22.
“Real Property Leases” shall have the meaning set forth in Section 2.7(b)(vi).
“Receivables” shall have the meaning set forth in Section 2.1(1).
“Receiving Party” shall have the meaning set forth in Section 5.3(a).
“Related Agreements” shall mean the Bill of Sale, the IP Assignments, the Assignment and Assumption Agreement, the Escrow Agreement, the Mexican Entity Equity Assignment Agreements, the Employment Offers, the Real Property Leases and the Transition Services Agreement.
“Remaining Purchase Price” shall have the meaning set forth in Section 2.6(b).
“Response Action” shall mean any action required to investigate, abate, remediate, remove or mitigate any violation of Environmental Law, any Contamination of any property leased or used by the Business, including the Facilities, or any release or threatened release of Hazardous Substances including hazardous wastes and hazardous materials. Without limitation, Response Action shall include any action that meets the definition of “response” as set forth by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601(25), and/or any similar Mexican laws, as of the Closing.
“Reviewed Financial Statements” shall have the meaning set forth in Section 3.29.

“RSC Mexican” shall mean Radar Servicios Celaya S. de. R.L. de C.V.
“RST Mexican” shall mean Radar Stamping Technologies, S. de R.L. de C.V.
“SAR” shall have the meaning set forth in Section 3.11(b).
“Seller” shall have the meaning set forth in the preamble.
“Seller LOC” shall mean the letter of credit securing Seller’s liabilities or obligations with respect to workers’ compensation.
“Seller Net Purchase Price Escrow Account” shall have the meaning given such term in the Escrow Agreement.
“Seller Net Purchase Price Escrow Amount” shall have the meaning set forth in Section 2.6(a).
“Seller Non-Union FSA” shall have the meaning given such term in Section 5.2(f).
“Seller Indemnified Party” or “Seller Indemnified Parties” shall have the meaning given such term in Section 8.3.
“Special Representations and Warranties” shall have the meaning set forth in Section 8.1(b).
“Subject Employees” shall have the meaning given such term in Section 5.2(a).
“Suppliers” shall have the meaning given such term in Section 3.25.
“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means any federal, state, local, or foreign income, capital gains, franchise, gross income, single business, Michigan business or other state taxes, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, deferred compensation (including Code Section 409A), estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental (including Code Section 59A), alternative or add-on, value added, registration, windfall profits or other taxes, duties, charges, fees, levies or other assessments imposed by any Governmental Authority, and any interest, penalties, or additions to Tax incurred under Applicable Laws with respect to Taxes, including all similar Mexican Taxes.
“Tax Advantage” shall mean the value of any Tax refund, credit or reduction in Tax payments, including any interest payable thereon; provided, that with respect to any such Tax refund, credit or reduction that is realized over more than one Taxable year, the value of such Tax refund, credit or reduction shall be the present value of such refund, credit or reduction, which present value shall be computed as of the first date on which the right to the refund, credit or other reduction arises or is reasonably estimated to be actually utilized, (i) using the Tax rate applicable to the highest level of income with respect to such Tax under applicable Tax laws on such date and (ii) using an interest rate equal to the appropriate “applicable federal rate” as defined in Section 1274(d) of the Code on such date.
“Tax Returns” shall mean any report, return (including any information return), declaration or other filing required or permitted to be supplied to any Taxing authority or jurisdiction with respect to Taxes, including any amendments or attachments to such reports, returns, declarations or other filings.
“Territory” shall have the meaning given such term in Section 5.6(a).
“Third Party Claim” shall have the meaning set forth in Section 8.4.

“Threshold Amount” shall have the meaning given such term in Section 8.6(a)(ii).
“Transaction Expenses” shall mean any and all costs and/or expenses of the Seller, its shareholders and/or Affiliates incurred on or prior to the Closing in connection with the transactions contemplated hereby, including without limitation (a) all attorneys’ fees and expenses, all accountants fees and expenses, all broker(s) fees and expenses, and all consultants fees and expenses, in each case, of the Seller, its shareholders and/or Affiliates incurred on or prior to the Closing in connection with the transactions contemplated hereby, (b) non-recurring shareholder expenses or incentive compensation of the Seller incurred on or prior to the Closing in connection with the transactions contemplated hereby and (c) any transaction bonuses of the Seller incurred on or prior to the Closing in connection with the transactions contemplated hereby.
“Transaction Period” shall have the meaning set forth in Section 10.22.
“Transition Services Agreement” shall have the meaning set forth in Section 2.7(b)(v).
“Union Employees” shall have the meaning given such term in Section 5.2(a).
“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any applicable similar state law.
“Written Off Receivables” shall mean the trade and/or accounts receivables as of the Closing Date owed to Seller and/or its Affiliates that are specifically set forth in Section 1.1-C of the Disclosure Schedule (which have been written off as uncollectible by Seller).
ARTICLE II

PURCHASE AND SALE; Closing

2.1        Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, including Section 2.6 hereof, at the Closing, Seller, (and Radar Mexican solely for purposes of Section 2.1(r)) shall sell, convey, transfer, assign and deliver to Purchaser (and Purchaser’s Nominee solely for purposes of Section 2.1(r)), and Purchaser (and Purchaser’s Nominee solely for purposes of Section 2.1(r)), shall purchase and accept from Seller (and, as applicable, Radar Mexican solely for purposes of Section 2.1(r)), all of Seller’s (and Radar Mexican’s solely for purposes of Section 2.1(r)) rights, titles and interests in and to all of the following assets of the Business, except to the extent that the same are Excluded Assets (collectively, the “Purchased Assets”), free and clear of all Liens other than Permitted Liens:
(a)all machinery, production equipment, testing equipment, furniture, fixtures, office furnishings, cranes, tools, jigs, and dies, molds, fixtures and parts (including all of those in process or progress), capital spares, vehicles, computer hardware and software, and other tangible personal property owned by Seller currently used in operations of the Business at the Facilities or elsewhere, which includes, without limitation, all of the tangible personal property identified in Section 2.1(a) of the Disclosure Schedule; (collectively, the “Purchased Equipment”);
(b)to the extent assignable, all rights in all warranties of any manufacturer or vendor in connection with the Purchased Equipment and/or Purchased Assets and/or the assets of the Mexican Entities (to the extent such rights are owned by Seller);
(c)all written contracts, agreements, licenses, purchase orders, customer orders, utility supply arrangements, and other contracts and agreements to which the Seller is a party for the operation of the Business which were entered into in the ordinary course of business or are set forth in Section 2.1(c) of the Disclosure Schedule, including the current collective bargaining agreement dated as of April 1, 2011, as amended by and between International Association of Bridge, Structural, Ornamental and Reinforcing Iron Workers Shopmen’s Local Union No. 508 and the Seller (the “Collective Bargaining Agreement”) (all such contracts, agreements, licenses, purchase orders, customer orders and utility supply arrangements described in this Section 2.1(c) (including those identified in Section 2.1(c) of the Disclosure Schedule and the Collective Bargaining Agreement), collectively, the “Acquired Contracts”);
(d)all inventories of raw materials, work in process, finished goods, parts, office supplies, packing materials, janitorial supplies and other supplies owned by Seller and used in connection with the Business at the Facilities wherever located (collectively, “Acquired Inventories”);
(e)all the Union Benefit Plans and all related insurance policies, 401(k) contributions/accounts, and/or health reimbursement contributions/accounts, with respect thereto (to the extent such insurance policies contributions or accounts are separate from the policies covering non-union benefits), including flexible spending accounts, health reimbursement arrangement plan accounts and all Union related assets identified in Section 2.1(e) of the Disclosure Schedule (collectively, the “Assumed Union Benefit Plans”);
(f)all supplier and/or vendor deposits, if any, made by the Seller relating to the Business; including any customer deposits or tooling deposits not spent on related vendors or suppliers related to such customer deposits or tooling deposits;
(g)all leasehold rights in personal property leased by Seller and used exclusively in connection with the Business at the Facilities, including those identified in Section 2.1(g) of the Disclosure Schedule (the “Acquired Personal Property Leases”);
(h)to the extent assignable or transferable, all the permits, including Environmental permits, licenses, approvals, franchises and registrations and other governmental licenses, Permits or approvals issued to Seller with respect to the operation of the Facilities or the conduct of the Business at the Facilities, including those identified in Section 2.1(h) of the Disclosure Schedule (collectively, the “Permits” and “Licenses”);
(i)other than as prohibited by Applicable Law, all books and records of Seller maintained at the Facilities or elsewhere, including electronically, which are related primarily to the Business, including without limitation, Business records, purchasing records, customer and supplier lists and files, production and inventory records, sales records, marketing, promotional and/or product literature, engineering and prototype drawings of machinery, equipment and parts currently used or held for use in connection with the Business; blueprints and other technical papers; user manuals; inventory, maintenance, and asset history records; construction plans and specifications; administrative libraries; environmental records required by Applicable Law or regulation; and systems documentation and other data processing information and records, except, in each instance, to the extent they relate to the Excluded Assets;
(j)to the extent not fulfilled prior to Closing, all open orders or new orders issued by the customers of Seller or the Business for goods or services provided by the Business outstanding as of the Closing Date, including those identified in Section 2.1(j) of the Disclosure Schedule (collectively, the “Open Customer Orders”);
(k)the right to receive all goods or services to be provided to Seller in connection with the Business at the Facilities, including all deposits made by Seller with third parties for open orders for goods and services with suppliers that remain unfulfilled as of the Closing date, including those identified in Section 2.1(k) of the Disclosure Schedule (collectively, the “Open Supplier Orders”);
(l)except for the Chrysler Excluded Receivables, all receivables of Seller related to the Business, including the Written Off Receivables and/or any and all receivables related to the products produced at the Facilities on or before the Closing Date (and receivables from Employees other than shareholders), including those identified in Section 2.1(l) of the Disclosure Schedule (collectively, the “Receivables”);
(m)except for the Radar Trademarks, all Intellectual Property Rights owned by the Seller and used in the Business at the Facilities, including but not limited to those identified in Section 2.1(m) of the Disclosure Schedule (collectively, the “Acquired Intellectual Property Rights”);
(n)all employee-related files and records for Hired Employees at the Facilities, including occupational health and safety records, assessments and audits; industrial hygiene files; workers compensation records; workers compensation claims files; statutory files and personnel employment and medical records, in each case, to the extent the transfer thereof is not prohibited by Applicable Law;
(o) all telephone numbers of Seller, including 800 or other toll-free numbers, related to the Business;
(p)all of the other tangible and intangible property that is owned by Seller and used for or in the Business at the Facilities, other than Excluded Assets and all other tangible and intangible property located anywhere, including Mexico, that is owned by the Seller and used for the Business, other than Excluded Assets;
(q)all goodwill of the Business and/or the Seller related to the Business; and
(r)all right, title and interest in all of the fixed, variable or other special equity interests or capital stock issued by the Mexican Entities owned by Seller or Radar Mexican (collectively, the “Mexican Entity Equity Interests”) and, as a result of the transfer of all of the Mexican Entity Equity Interests (and not as a separate transfer or assignment), all applicable assets identified above in (a) through (q) owned by the Mexican Entities.
2.2        Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the following assets are being retained by Seller (or Radar Mexican, as applicable) and are not being sold, assigned, transferred or conveyed to Purchaser by Seller (or Radar Mexican) hereunder (collectively, the “Excluded Assets”):
(s)all claims, including, but not limited to, commercial claims of Seller (or Radar Mexican) against third parties and all rights to any action, suit or claim of any nature available to or being pursued by Seller (or Radar Mexican), whether arising by way of counterclaim or otherwise, including but not limited to, any such claims arising out of Seller’s (or Radar Mexican’s) conduct of the Business at the Facilities or elsewhere on or before the Closing Date, including any rights of Seller (or Radar Mexican) in any legal proceedings relating to any Excluded Asset or Excluded Liabilities (including but not limited to, the insurance policies and rights related thereto), and any indemnification rights of Seller (or Radar Mexican) relating thereto;
(t)except for those of the Mexican Entities, the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account and other records having to do with the corporate organization of Seller (or Radar Mexican) and any other books and records which Seller (or Radar Mexican) is prohibited from disclosing or transferring to Purchaser under Applicable Law or is required by Applicable Law to retain;
(u)except for those of the Mexican Entities, the basic books and records of account and all supporting vouchers, invoices and other records and materials relating to any or all Taxes of Seller, its shareholders, the Business or Radar Mexican or its members;
(v)except for those of the Mexican Entities, all Tax assets (including duty and Tax refunds and prepayments) of Seller or any of its Affiliates (or Radar Mexican or any of its Affiliates), including all claims for refunds due to Seller or its Affiliates or shareholders (or Radar Mexican or its Affiliates or members) for Taxes of any nature paid by Seller or its Affiliates or shareholders (or Radar Mexican or its Affiliates or members) with respect to any period ending on or prior to the Closing Date;
(w)all insurance policies and performance bonds held or owned by Seller (or Radar Mexican), including those covering the Purchased Assets, the Facilities or the Business, and any and all rights and claims arising from such bonds or policies or proceeds received from such bonds or policies (whether prior to, on or after Closing), including all insurance proceeds arising in connection with property damage to the Purchased Assets;
(x)except for the Assumed Union Benefit Plans, all the Benefit Plans related to the non-union employees of the Seller and all related assets, including but not limited to Seller’s profit sharing and 401(k) plans related to its non-union employees;

(y)except for customer deposits or tooling deposits not spent on related vendors or suppliers related to such customer deposits or tooling deposits, which are being transferred to Purchaser hereunder, all Cash, third party deposits, certificates of deposit and similar cash equivalents or investments or accounts of (or held by) Seller (or Radar Mexican), whether on hand or in the banks or other depositories; including the cash surrender value under any life insurance policies owned by the Seller (or Radar Mexican) or bank accounts of Seller (or Radar Mexican);
(z)except for those of the Mexican Entities, all data files, archive files, systems documentation and other data processing information and records relating to any of the foregoing Excluded Assets;
(aa)the assets, properties and rights specifically set forth in Section 2.2(i) of the Disclosure Schedule;
(ab)the rights which accrue or will accrue to Seller (or Radar Mexican) under this Agreement and/or the Related Agreements;
(ac)any rights, claims, causes of action, documents, books or records related to Excluded Assets;
(ad)all claims of Seller (or Radar Mexican) that are not related to the ongoing operation of the Business at the Facilities, including, without limitation all potential claims against directors, officers and shareholders;
(ae)the Seller’s name (or Radar Mexican’s name) and/or any registered and/or common law trademarks and tradenames utilizing the Seller’s name (or Radar Mexican’s name) (collectively, the “Radar Trademarks”); and
(af)the Chrysler Excluded Receivables.

2.3        Assumed Liabilities. Although not a “successor” to the Seller, upon the terms and conditions contained in this Agreement, Purchaser shall assume and be liable and responsible for paying, performing, discharging and satisfying when due (and Purchaser shall pay, perform, discharge and satisfy when due) the following specifically identified liabilities and obligations (collectively, the “Assumed Liabilities”):
(a)all liabilities or obligations incurred or arising after the Closing, in connection with or from the use of the Purchased Assets or operation of the Business by Purchaser;
(b)all liabilities or obligations incurred or arising from any actions taken by Purchaser after the Closing with respect to Hired Employees or the operation of the Business conducted at the Facilities or elsewhere;
(c)all liabilities or obligations of Seller or the Mexican Entities under or pursuant to Open Customer Orders (including those identified in Section 2.3(c) of the Disclosure Schedule), including any customer or other deposits relating thereto, or Open Supplier Orders (in each case, whether such liabilities or obligations arise, accrue or are incurred prior to, on or after the Closing);
(d)except for the Chrysler Payables, all working capital amounts payable by Seller outstanding as of Closing, but only to the extent (A) specifically identified in Section 2.3(d) of the Disclosure Schedule or (B) incurred in the ordinary course of business, including amounts payable that have been incurred in the ordinary course of business related to any Purchased Assets or any assets that will be delivered after Closing pursuant to Open Supplier Orders (including payables arising from goods or services provided to the Seller in the ordinary course of business);
(e)all liabilities or obligations relating to, in respect of or arising under the Acquired Contracts, the Acquired Personal Property Leases, the Permits and Licenses, the Collective Bargaining Agreement or the Assumed Union Benefit Plans (in each case, whether such liabilities or obligations arise, accrue or are incurred prior to, on or after the Closing);
(f)all liabilities or obligations relating to, in respect of or arising under warranties for or relating to any products or services sold or provided by Seller or the Business during the five (5) year period ending on the Closing Date (in each case, whether such liabilities or obligations arise, accrue or are incurred prior to, on or after the Closing);
(g)all liabilities or obligations under the WARN Act, similar state or federal statutes or otherwise as a result of the termination of (i) any of the Hired Employees by Purchaser or (ii) any employees of Seller in accordance with this Agreement or the Transition Services Agreement;
(h)all liabilities or obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period starting after the Closing Date (or, in the case of a taxable period that begins before and ends after the Closing Date, the portion of such taxable period that begins after the Closing Date) and (ii) Taxes for which Purchaser is liable pursuant to this Agreement (including all accrued non-income Taxes) or any of the Related Agreements;
(i)
(a)except for the Chrysler Payables, all liabilities or obligations under or associated with the Chrysler Scrap Resale Program (whether such liabilities or obligations arise, accrue or are incurred prior to, on or after the Closing);
(b)the Fisher Assumed Liabilities; and
(c)all liabilities or obligations (i) expressly and specifically identified in Section 2.3(k) of the Disclosure Schedule or (ii) specifically assumed by Purchaser under or pursuant to the terms of this Agreement (including Section 5.2), the Related Agreements or any of the documents and agreements executed in connection with the Closing.

2.4        Excluded Liabilities. Purchaser shall not assume or become responsible by operation of this Agreement or otherwise for any of Seller’s (or any Affiliate of Seller other than the Mexican Entities) or their shareholders’ duties, obligations, debts, or liabilities, whether related to the Business, the Purchased Assets, Seller’s operations, Taxes, Seller’s employees, Seller’s or its Affiliate’s (other than the Mexican Entities) obligations, Seller’s other businesses or otherwise, related party and/or shareholder liabilities and/or obligations, bank debt, the Chrysler Payables, the Fisher Excluded Liabilities, any and all Transaction Expenses, financing debt, whether secured, unsecured, funded, unfunded, contingent, known or unknown, including any obligations or liabilities relating to any acts or omissions by Seller or its Affiliates on or before the Closing, and any obligations and liabilities in respect to Seller or its Affiliates on or before the Closing and claims relating to the ownership, use or operation of the Business and/or Purchased Assets by Seller on or prior to the Closing Date, in each case, other than those classified and identified specifically as Assumed Liabilities or as otherwise specifically identified and provided in this Agreement (the “Excluded Liabilities”) and Seller or its Affiliates or their shareholders, as applicable, shall remain fully and solely liable and responsible for all such Excluded Liabilities without any liability or responsibility of, or recourse to, Purchaser or any of its Affiliates.
2.5        Non-Transferable Contracts and Permits. The Closing shall not be conditioned on any notice being provided to, or the receipt of any consent or approval from, any Governmental Authority or other third party. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to sell, assign or transfer any Acquired Contract, Acquired Personal Property Lease or any of the Permits or Licenses or Assumed Union Benefit Plans, or any claim or right or any benefit or obligation thereunder or resulting therefrom if a sale, assignment or transfer thereof (or attempted sale, assignment or transfer thereof) is prohibited or, without the consent or approval of a Governmental Authority or other third party, would constitute a breach or violation thereof or is otherwise prohibited and such consent or approval has not been obtained as of the Closing; provided, however, that the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. If such consent or approval is required and has not been obtained as of the Closing or if an attempted assignment or transfer is ineffective or prohibited as of the Closing, Seller and Purchaser shall use their commercially reasonable efforts to cooperate with each other in any reasonable arrangement requested and approved by

Purchaser and Seller, to provide for Purchaser the benefits under any such Acquired Contract, Acquired Personal Property Lease, Assumed Union Benefit Plans, or any such Permit or License; provided, however, that Seller shall not be required to (i) incur any expense or pay any consideration or incur or become subject to any additional liability in connection with any such arrangement or (ii) enter into any arrangement (or use any efforts to enter into any arrangement) with respect to the Collective Bargaining Agreement. In connection with any such arrangement, (A) Purchaser shall bear the expense of structuring and implementing the arrangement, (B) Purchaser shall honor Seller’s commitments under any such Acquired Contract, Acquired Personal Property Lease, Assumed Union Benefit Plans, or Permit or License, and (C) as provided herein, all liabilities or obligations under any such Acquired Contract, Acquired Personal Property Lease, Assumed Union Benefit Plans, or Permit or License shall be Assumed Liabilities hereunder (and Purchaser shall assume and be liable and responsible for paying, performing, discharging and satisfying when due all such above liabilities or obligations).
2.6        Purchase Price.
(a)On the Closing Date, (i) Purchaser shall deposit, via intrabank transfer, into the Indemnity Escrow Account, pursuant to the terms of an escrow agreement between the Seller and the Purchaser in the form attached hereto as Exhibit B (the “Escrow Agreement”), with The PrivateBank and Trust Company, as escrow agent (the “Escrow Agent”), an amount equal to $4,500,000 (the “Indemnity Escrow Amount”) in immediately available, good funds free of costs and charges (funds delivered in this manner are referred to herein as “Good Funds”), pursuant to the terms and conditions provided in the Escrow Agreement to be delivered to the Escrow Agent on or before the Closing Date, (ii) Purchaser shall deposit, via intrabank transfer, into the Seller Net Purchase Price Escrow Account, pursuant to the terms of the Escrow Agreement, an amount equal to $1,000,000 (the “Seller Net Purchase Price Escrow Amount”) from the Purchase Price in immediately available Good Funds, pursuant to the terms and conditions provided in the Escrow Agreement, and (iii) Purchaser shall deposit, via intrabank transfer, into the Purchaser Net Purchase Price Escrow Account, pursuant to the terms of the Escrow Agreement, an amount equal to $1,000,000 (the “Purchaser Net Purchase Price Escrow Amount”) in immediately available Good Funds, pursuant to the terms and conditions provided in the Escrow Agreement. In turn, the Escrow Agent shall immediately (i) deposit the Indemnity Escrow Amount into the Indemnity Escrow Account as provided in the Escrow Agreement, (ii) deposit the Seller Net Purchase Price Escrow Amount into the Seller Net Purchase Price Escrow Account as provided in the Escrow Agreement, and (iii) deposit the Purchaser Net Purchase Price Escrow Amount into the Purchaser Net Purchase Price Escrow Account as provided in the Escrow Agreement.
(b)Further, on the Closing Date, Purchaser shall pay and deliver, in Good Funds via wire transfer to account(s) designated in writing by Seller, the balance of the Purchase Price to Seller (and/or directly to Seller’s secured and/or lien creditors (or shareholders under any shareholder loans to the Seller or any Affiliate), in each case as directed in writing by Seller, as applicable, to release any and all Liens against the Purchased Assets, including the assets of the Mexican Entities), which balance amount (after taking into account the Indemnity Escrow Amount and Seller Net Purchase Price Escrow Amount identified in Section 2.6(a) above) shall be $51,373,780 (“Remaining Purchase Price”), which Remaining Purchase Price together with the Indemnity Escrow Amount and the Seller Net Purchase Price Escrow Amount shall be the “Purchase Price”, subject however to adjustment as provided in Section 2.6(c) below.
(c)Net Purchase Price Adjustment. The Purchase Price shall be adjusted as follows:
(i)As soon as practicable after the Closing Date, but in any event not more than three (3) months following the Closing Date, Purchaser shall, in cooperation with the Seller, prepare and deliver to the Seller a consolidated balance sheet of Seller and the Mexican Entities as of the close of business on the Closing Date (the “Closing Balance Sheet”) and a calculation of the actual Net Purchase Price based thereon (as calculated in accordance with Exhibit A attached hereto) (and the resulting Additional Purchase Price Amount or Purchase Price Reduction Amount, as applicable).

The Closing Balance Sheet shall be prepared in accordance with GAAP consistently applied and in the same manner as by Seller in accordance with its historical practices, using the same methodologies, reserve criteria, policies, and accompanying conservatism or liberalism, as used by Seller in accordance with its historical practices. If the Seller disputes the Closing Balance Sheet or the Net Purchase Price (or the resulting Additional Purchase Price Amount or Purchase Price Reduction Amount, as applicable) determined by the Purchaser, then the Seller shall deliver to Purchaser a written statement (the “Dispute Notice”) describing with reasonable detail (to the extent then known) the basis for any such dispute within fifteen (15) Business Days after Seller receives the Closing Balance Sheet and Purchaser’s calculation of the Net Purchase Price (and the resulting Additional Purchase Price Amount or Purchase Price Reduction Amount, as applicable) from Purchaser (such period, the “Dispute Period”). If the Seller does not deliver the Dispute Notice to Purchaser within such Dispute Period, then the determination of the Net Purchase Price (and the resulting Additional Purchase Price Amount or Purchase Price Reduction Amount, as applicable) delivered by Purchaser to Seller shall be deemed final and accepted by the Seller. Purchaser and the Seller will use reasonable efforts to resolve any such dispute regarding the Closing Balance Sheet and/or the Net Purchase Price (and the resulting Additional Purchase Price Amount or Purchase Price Reduction Amount, as applicable) themselves. If such dispute is not finally resolved within fifteen (15) Business Days after Purchaser’s receipt of the Dispute Notice, Purchaser and Seller shall thereafter cause BDO USA, LLP or another mutually acceptable third party accounting firm (the “Accountant”) to promptly review this Agreement and resolve only the disputed items or amounts (acting as an expert and not an arbitrator) in determining the Net Purchase Price (and the resulting Additional Purchase Price Amount or Purchase Price Reduction Amount, as applicable) in accordance with this Agreement (including this Section 2.6(c)) and Purchaser and the Seller shall enter into an engagement letter with the Accountant for such purpose, including customary indemnity and other provisions. Within five (5) Business Days after submission to the Accountant for resolution, Purchaser and the Seller shall each indicate in writing their position on each disputed matter and each such party’s determination of the amount of the Net Purchase Price (and the resulting Additional Purchase Price Amount or Purchase Price Reduction Amount, as applicable). Purchaser and the Seller shall use reasonable efforts to cause the Accountant to make a written determination on each disputed matter (which determination shall not be a value greater than the greatest value for such disputed matter claimed by either Purchaser or the Seller nor smaller than the smallest value for such disputed matter claimed by either Purchaser or the Seller) and the amount of the Net Purchase Price (and the resulting Additional Purchase Price Amount or Purchase Price Reduction Amount, as applicable) no later than fourteen (14) Business Days after submission to the Accountant for resolution and such determination will be conclusive and binding upon Purchaser and the Seller with respect to such disputed matters and the amount of the Net Purchase Price (and the resulting Additional Purchase Price Amount or Purchase Price Reduction Amount, as applicable). Any related costs and expenses of the Accountant shall be borne pro rata between Purchaser, on the one hand, and the Seller, on the other hand, in proportion to the final allocation made by the Accountant of the disputed matters submitted to the Accountant in relation to the claims made by Purchaser and Seller, such that the prevailing party pays the lesser proportion of such costs and expenses. Without limiting the foregoing, each of Purchaser and Seller will indemnify and hold each other harmless from the other party’s failure to pay its portion of the fees and expenses of the Accountant in accordance with this Section 2.6(c).
(ii)Purchaser shall provide the Seller and its accountants and other representatives access to the books, records and materials used in Purchaser’s preparation or calculation of the Closing Balance Sheet or the Net Purchase Price (and the resulting Additional Purchase Price Amount or Purchase Price Reduction Amount, as applicable) and shall make its financial staff and advisors available to the Seller and its accountants and other representatives and to the Accountant at any reasonable time during the period beginning on the Closing Date and ending when the Closing Net

Purchase Price (and the resulting Additional Purchase Price Amount or Purchase Price Reduction Amount, as applicable) is finally determined pursuant to this Section 2.6(c), including during (A) the review by the Seller of the preparation, calculation or content of the Closing Balance Sheet or the Net Purchase Price (and the resulting Additional Purchase Price Amount or Purchase Price Reduction Amount, as applicable) and (B) the resolution by Purchaser and the Seller and/or the Accountant of any objections thereto. Until the Closing Net Purchase Price (and the resulting Additional Purchase Price Amount or Purchase Price Reduction Amount, as applicable) is finally determined pursuant to this Section 2.6(c), Purchaser shall not take (and Purchaser shall cause its Affiliates (including the Mexican Entities), employees and representatives not to take) any action(s) with respect to the books or records relating to any of the Purchased Assets, the Assumed Liabilities, the Business or the Mexican Entities (or the books, records, policies or procedures of Purchaser or any of its Affiliates (including the Mexican Entities)) that would obstruct, prevent or interfere with the review, evaluation or calculation of the Closing Balance Sheet or the Net Purchase Price (and the resulting Additional Purchase Price Amount or Purchase Price Reduction Amount, as applicable) or the review or evaluation of any of the books, records or materials used in the preparation or calculation of the Closing Balance Sheet or the Net Purchase Price (and the resulting Additional Purchase Price Amount or Purchase Price Reduction Amount, as applicable) or any dispute relating thereto.
(iii)If the amount of the Net Purchase Price as finally determined pursuant to this Section 2.6(c) (the “Closing Net Purchase Price”) is less than the Net Purchase Price Target, then, within three (3) Business Days after the determination of the Closing Net Purchase Price (and the resulting Additional Purchase Price Amount) pursuant to this Section 2.6(c), Purchaser and Seller shall jointly instruct the Escrow Agent to (A) pay to Seller, by wire transfer of immediately available funds, an amount equal to the amount in the Seller Net Purchase Price Escrow Account, (B) pay to Seller, by wire transfer of immediately available funds, an amount equal to the Additional Purchase Price Amount from the Purchaser Net Purchase Price Escrow Account (up to the amount remaining in the Purchaser Net Purchase Price Escrow Account) and (C) if applicable, pay to Purchaser, by wire transfer of immediately available funds, the balance, if any, remaining in the Purchaser Net Purchase Price Escrow Account after paying Seller the Additional Purchase Price Amount from the Purchaser Net Purchase Price Escrow Account pursuant to the foregoing subclause (B). For the avoidance of doubt, the maximum amount that may be paid to Seller pursuant to subclause (B) of this Section 2.6(c)(iii) is the amount remaining in the Purchaser Net Purchase Price Escrow Account.
(iv)If the amount of the Closing Net Purchase Price is greater than the Net Purchase Price Target, then, within three (3) Business Days after the determination of the Closing Net Purchase Price (and the resulting Purchase Price Reduction Amount) pursuant to this Section 2.6(c), Purchaser and Seller shall jointly instruct the Escrow Agent to (A) pay to Purchaser, by wire transfer of immediately available funds, an amount equal to the amount in the Purchaser Net Purchase Price Escrow Account, (B) pay to Purchaser, by wire transfer of immediately available funds, an amount equal to the Purchase Price Reduction Amount from the Seller Net Purchase Price Escrow Account (up to the amount remaining in the Seller Net Purchase Price Escrow Account), and (C) if applicable, pay to Seller, by wire transfer of immediately available funds, the balance, if any, remaining in the Seller Net Purchase Price Escrow Account after paying Purchaser the Purchase Price Reduction Amount from the Seller Net Purchase Price Escrow Account pursuant to the foregoing subclause (B). For the avoidance of doubt, the maximum amount that may be paid to Purchaser pursuant to subclause (B) of this Section 2.6(c)(iv) is the amount remaining in the Seller Net Purchase Price Escrow Account.
(d)Purchase Price Allocation. The Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes shall be allocated among the Purchased Assets and the assets attributable to the Mexican Entities (including goodwill) in accordance with the principles set forth on Exhibit C attached hereto (the “Allocation Schedule”). Within one hundred twenty (120) days following the determination of the Closing Net Purchase Price (and the resulting Additional Purchase Price

Amount or Purchase Price Reduction Amount, as applicable) pursuant to Section 2.6(c), Purchaser shall prepare and deliver a draft of its Form 8594, completed in a manner consistent with the Allocation Schedule, to Seller. Seller shall have thirty (30) days thereafter to review and give notice to Purchaser of any objections with respect to such form. If Seller raises any such objections, the parties shall exercise good faith efforts to resolve those objections. Seller, Radar Mexican and Purchaser acknowledge that the allocation of the Purchase Price in accordance with in the Allocation Schedule shall be binding upon the parties for all applicable federal, state, local and foreign tax purposes. Seller, Radar Mexican and Purchaser shall file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule. Seller, Radar Mexican and Purchaser covenant to report gain or loss or cost basis, as the case may be, in a manner consistent with the Allocation Schedule; (ii) not to voluntarily take any position inconsistent therewith in any proceeding relating to such returns; and (iii) to use commercially reasonable efforts to sustain such allocation in any subsequent Tax audit or Tax dispute.

2.7        Closing.
(e)The Closing shall take place at the offices of Wegman, Hessler & Vanderburg, 6055 Rockside Woods Boulevard, Suite 200, Cleveland, Ohio 44131 or remotely by mail, telecopier, e-mail and/or wire transfer in each case to the extent reasonably acceptable to the parties hereto, at 11:59 P.M. Eastern time on the Closing Date. The Closing shall become effective as of 11:59 P.M. Eastern time on the Closing Date.
(f)At the Closing, Seller shall deliver, or cause to be delivered, the following to Purchaser:
(i)a bill of sale and assignment and assumption agreement in the forms attached hereto as Exhibits D-1 and D-2, as applicable (the “Bill of Sale”), and (the “Assignment and Assumption Agreement”) duly executed by Seller as applicable;
(ii)an assignment of the Acquired Intellectual Property Rights in the form attached hereto as Exhibit E (the “IP Assignment”);
(iii)certificate of good standing of Seller and Radar Mexican from the Secretary of State of the State of Michigan;
(iv)certified resolutions from the shareholders and directors of Seller and the sole member of Radar Mexican approving this Agreement and the transactions hereunder;
(v)a transition services agreement in the form attached hereto as Exhibit F (the “Transition Services Agreement”), duly executed by Seller;
(vi)real property leases, duly executed by the applicable lessors in the forms attached hereto as Exhibits G-1, G-2 and G-3, as applicable, by and between Purchaser (as lessee), on the one hand, and the lessors named therein, on the other hand (the “Real Property Leases”);
(vii)(a) the Mexican Entity Equity Interests and all equity certificates, if any, and ownership rights related thereto, endorsed as applicable, (b) duly executed equity interests’ assignment agreements substantially in the terms of the forms attached hereto as Exhibit H (the “Mexican Entity Equity Assignment Agreements”), (c) an original of partner’s resolutions of each of the Mexican Entities authorizing (1) the sale, assignment, transfer and delivery of the Mexican Entity Equity Interests by Seller and Radar Mexican in favor of Purchaser and Purchaser’s Nominee, (2) to execute perform and deliver the Mexican Entity Equity Assignment Agreements, and (3) stating the express waiver from Seller and Radar Mexican to any preemptive or preferential right to acquire each others Mexican Entity Equity Interests, (d) executed ledger entries recording the sale, assignment, transfer and delivery of the Mexican Entity Equity Interests by Seller and Radar Mexican in favor of Purchaser and Purchaser’s Nominee within the partners’ registry book of each of the Mexican Entities, substantially in the terms of the forms attached hereto as Exhibit H-1, (e) and any other authorization required under its by-laws whatsoever;
(viii)the Mexican Entities’ issued public deeds and corporate ledger books up to date, including the executed ledger entries referred to under Section 2.7(b)(vii) above;

(ix)UCC-3 termination statements from any secured lenders of Seller to be duly recorded with the appropriate Governmental Authority to confirm the release of any Liens (other than Permitted Liens) on any of the Purchased Assets; and
(x)such other instruments and documents as reasonably requested by Purchaser or its counsel in order to consummate the transactions contemplated under this Agreement, including the Escrow Agreement, an assignment of the Collective Bargaining Agreement and the accepted employment offers to David Zmyslowski and Mark Zmyslowski (the “Employment Offers”).
(g)At the Closing, Purchaser shall deliver the following to Seller:
(i)the Remaining Purchase Price payable to Seller pursuant to Section 2.6(b);
(ii)each of the Related Agreements to which Purchaser (or Purchaser’s Nominee) is a party, duly executed by Purchaser (or Purchaser’s Nominee, as applicable);
(iii)as applicable, duly executed counterparts of each of the agreements referred to in Section 2.7(b);
(iv)the Employment Offers;
(v)the Real Property Leases, duly executed by Purchaser;
(vi)certified resolutions from the members/managers of Purchaser and the members/managers of Purchaser’s Nominee approving this Agreement and the transactions hereunder;
(vii)certificate of good standing of Purchaser from the Secretary of State of the State of Michigan; and Purchaser’s Nominee from the Secretary of State of Ohio; and
(viii)such other instruments and documents as reasonably requested by the Seller or its counsel in order to consummate the transactions contemplated under this Agreement, including the Escrow Agreement, and the Transition Services Agreement, as provided above.
(h)At Closing, Purchaser shall deposit the Indemnity Escrow Amount, the Seller Net Purchase Price Escrow Amount and the Purchaser Net Purchase Price Escrow Amount with the Escrow Agent.

ARTICLE I
ARTICLE IIREPRESENTATIONS AND WARRANTIES OF Seller AND RADAR MEXICAN
Seller and Radar Mexican, as applicable, hereby represent and warrant to Purchaser and Purchaser’s Nominee that as of the Closing Date, except as set forth in the Disclosure Schedule:
3.1        Due Incorporation. Seller and Radar Mexican are duly organized, validly existing and in good standing under the laws of the State of Michigan. The Mexican Entities are duly organized, validly existing and in good standing limited liability companies of variable capital stock (sociedad de responsabilidad limitada de capital variable) under the laws of the Mexican United States (“Mexico”). None of the Mexican Entities has reduced its capital stock or holds any treasuries equity. All of the equity of each of the Mexican Entities has been duly authorized and legally issued and is fully paid and non-assessable. Any and all rights, preferences and privileges of the equity of each of the Mexican Entities are expressly set forth in the respective incorporation deeds and By-Laws of each of the Mexican Entities.
3.2        Due Authorization. Seller and Radar Mexican have full corporate power and authority to enter into this Agreement and the Related Agreements to which Seller and Radar Mexican, as applicable, are a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller and Radar Mexican of this Agreement and the Related Agreements to which Seller or Radar Mexican, as applicable, is a party have been duly and validly approved by each of the shareholders and board of directors of Seller and the sole member of Radar Mexican, as applicable, and no other corporate or limited liability company, as applicable, actions or proceedings on the part of Seller or Radar Mexican are necessary to authorize this Agreement, the Related Agreements to which Seller and Radar Mexican, as applicable, are a party and the transactions contemplated hereby and thereby. Seller and Radar Mexican have duly and validly executed and delivered this Agreement and have duly and validly executed and delivered

(or prior to or at the Closing will duly and validly execute and deliver) the Related Agreements to which Seller and Radar Mexican are a party, as applicable. This Agreement constitutes, and when executed and delivered, the Related Agreements to which Seller and Radar Mexican, as applicable, are a party will constitute, the legal, valid and binding obligation of Seller and Radar Mexican, as applicable, in each case, enforceable in accordance with their respective terms, except, in each case, as such may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally or by equitable principles.
Seller and Radar Mexican are the sole and lawful registered owners of all of the Mexican Entity Equity Interests, having clean title thereto, free and clear of all Liens and ownership limitations or transfer restrictions. There are no preemptive or other rights, options, warrants or other agreements or commitments to sell or acquire any of the Mexican Entity Equity Interests (other than this Agreement, the Mexican Entity Equity Assignment Agreements or the other Related Agreements). None of Seller, Radar Mexican or the Mexican Entities is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Mexican Entity Equity Interests. Seller has stated and hereby expressly confirms that it waives any and all preemptive rights or preferential rights in its favor granted under the By-Laws of the Mexican Entities or any Applicable Law to acquire the Mexican Entity Equity Interests owned by Radar Mexican and Radar Mexican has stated and hereby expressly confirms that it waives any and all preemptive rights or preferential rights in its favor granted under the By-Laws of the Mexican Entities or any Applicable Law to acquire the Mexican Entity Equity Interests owned by Seller.
The execution and performance of the Mexican Entity Equity Assignment Agreements and the sale, assignment, transfer and delivery of the Mexican Entity Equity Interests by Seller and Radar Mexican in favor of Purchaser and Purchaser’s Nominee has been duly and fully approved by each of the shareholders and board of directors of Seller and the members and managers of Radar Mexican, as applicable, and by the Mexican Entities, as applicable, and no other corporate or limited liability company, as applicable, actions or proceedings on the part of the Mexican Entities, Seller or Radar Mexican are necessary to authorize the execution and performance of the Mexican Entity Equity Assignment Agreements and the sale, assignment, transfer and delivery of the Mexican Entity Equity Interests by Seller and Radar Mexican in favor of Purchaser and Purchaser’s Nominee.
3.3        No Violation. Except (a) for any consent, approval, authorization, declaration, filing, registration or notice requirements, or any laws, rules or regulations, that become applicable solely as a result of the regulatory or other status of Purchaser, Purchaser’s Nominee or their respective Affiliates, (b) as set forth in Section 3.3 of the Disclosure Schedule, or (c) as would not have more than a minimal effect, neither the execution and delivery of this Agreement by Seller or Radar Mexican (or the Related Agreements to which Seller, Radar Mexican, or the Mexican Entities, as applicable, is a party) nor the consummation by Seller, Radar Mexican, or the Mexican Entities of the transactions contemplated hereby will (i) violate in any material respect any provision of any applicable law, rule or regulation of a Governmental Authority applicable to Seller, Radar Mexican, or the Mexican Entities or (ii) violate, as applicable, Seller’s Articles of Incorporation or By-Laws or Radar Mexican’s Articles of Organization or Operating Agreement, or any of the Mexican Entities’ Articles of Incorporation or By-Laws. Except (a) for any consent, approval, authorization, declaration, filing, registration or notice requirements, or any laws, rules or regulations, that become applicable solely as a result of the regulatory or other status of Purchaser, Purchaser’s Nominee or their respective Affiliates, (b) as set forth in Section 3.3 of the Disclosure Schedule, or (c) as would not have a Material Adverse Effect, neither the execution and delivery of this Agreement by Seller or Radar Mexican (or the Related Agreements to which Seller, Radar Mexican, or the Mexican Entities, as applicable, is a party) nor the consummation by Seller, Radar Mexican, or the Mexican Entities of the transactions contemplated hereby will violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, Lien or other encumbrance upon the Purchased Assets, the Mexican Entity Equity Interests, or the assets of the Mexican Entities pursuant to, any of the Material Contracts or Mexican Contracts.
3.4        Consents and Approvals; Governmental Authority Relative to this Agreement. Except (a) for any consent, approval, authorization, declaration, filing, registration or notice requirements, or any laws, rules or regulations, that become applicable solely as a result of the regulatory or other status of Purchaser, Purchaser’s Nominee or their respective Affiliates, (b) as set forth in Section 3.4 of the Disclosure Schedule, or (c) as would not have more than a minimal effect, the execution, delivery and performance by Seller and Radar Mexican of this Agreement and the Related Agreements to which Seller, Radar Mexican, or the Mexican Entities, as applicable, is a party will not violate any order, writ, injunction, decree, statute, treaty, rule or regulation of any Governmental Authority applicable to Seller, the Mexican Entities or Radar Mexican or any of their respective assets (including the Purchased Assets, the Acquired Contracts or the Acquired Personal Property Leases). Except (a) for any consent, approval, authorization, declaration, filing, registration or notice requirements, or any laws, rules or regulations, that become applicable solely as a result of the regulatory or other status of Purchaser, Purchaser’s Nominee or their respective Affiliates, (b) as set forth in Section 3.4 of the Disclosure Schedule, or (c) as would not have a Material Adverse Effect, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement and the Related Agreements to which Seller, Radar Mexican, and the Mexican Entities, as applicable, are a party, by Seller, Radar Mexican or the Mexican Entities.
3.5        Compliance with Laws. Seller and the Mexican Entities are operating the Business (including the Mexican Entities) in compliance with all Applicable Laws, except where the failure to be in such compliance would not have a Material Adverse Effect. During the three (3) year period immediately preceding the Closing Date, Seller, Radar Mexican and the Mexican Entities have not been given written notice of, and to the Knowledge of Seller, neither Seller, the Mexican Entities nor Radar Mexican is under investigation with respect to, any material violation of, or any obligation to take material remedial action under, any Applicable Law.
3.6        Title. Seller and Radar Mexican, as applicable, have good, valid and marketable title to, or valid leasehold interests in, as the case may be, all of the Purchased Assets free and clear of all Liens, other than Permitted Liens. Pursuant to this Agreement, the Mexican Entity Equity Assignment Agreements or the other Related Agreements, Seller and Radar Mexican are transferring to Purchaser and Purchaser’s Nominee, as applicable, the Mexican Entity Equity Interests, which represent one hundred percent (100%) of the issued and outstanding capital stock, equity and shares of the Mexican Entities, free and clear of any and all Liens, other than Permitted Liens. All of the assets of the Mexican Entities are free and clear of any and all Liens other than Permitted Liens.
3.7        Taxes.
(a)    Except as set forth in Section 3.7 of the Disclosure Schedule, to the Knowledge of Seller, Seller, Radar Mexican, and the Mexican Entities have filed (or will timely, completely and correctly file) all Tax Returns required to be filed by them on and/or prior to the Closing Date (taking into account extensions), all such Tax Returns are correct and complete, and all Taxes with respect to the Business and/or the Purchased Assets which are due and payable prior to the Closing Date have been (or will be timely, completely and correctly) paid and discharged, other than those Taxes which are fully reserved and are being disputed in good faith with the Taxing authority. Any such dispute with a Taxing authority is identified in Section 3.7 of the Disclosure Schedule. Seller is a validly electing S corporation within the meaning of sections 1361 and 1362 of the Code, with a validly elected fiscal year end of September 30, as provided under the Code. For U.S. federal income tax purposes, Radar Mexican is classified as a partnership and not as an association taxable as a corporation. As applicable, to the Knowledge of Seller, except as set forth in Section 3.7 of the Disclosure Schedule, there are no unpaid Taxes with respect to any period ending on or before the Closing Date which are or would become a Lien on the Purchased Assets, or assets of the Mexican Entities except for current Taxes not yet due and payable, or Taxes which are the being contested in good faith with the applicable Taxing authority and are fully reserved. All Taxes required to be withheld or paid by or on behalf of the Seller, Radar Mexican, and the Mexican Entities, for periods ending on or before the Closing Date, including but not limited to those in connection with the operation of the Business and amounts paid or owing to any employee, independent contractor, workers’ compensation premiums, creditor or other party with respect to the Business have been withheld and either duly and timely paid to the proper Governmental Authority or set aside in accounts for such purpose and will be paid when due and payable. All Tax Returns filed by Seller, Radar Mexican and the Mexican Entity and their shareholders related to Seller, Radar Mexican and the Mexican Entity as applicable through the Closing Date constitute complete and accurate representations of the Tax liabilities of Seller, Radar Mexican, the Mexican Entity and their shareholders, as appropriate, for such years. All Tax Returns required to be filed by Seller and Radar Mexican related to, as applicable, the Seller, Radar Mexican and the Mexican Entity after the Closing will be filed when due and all applicable Taxes will be paid upon such filing. All such above Tax Returns shall be prepared and filed by the Seller and Radar Mexican and their shareholders, as applicable, consistent with past practices and procedures and shall truly reflect all Tax items required to be included therein.
(b)    Preparation and Filing of Tax Returns. Seller represents and warrants to Purchaser that Seller and Radar Mexican shall cause, as applicable, to be included in the federal, state and local income, single business, commercial activity, franchise, sales and use, personal property, payroll and other Tax Returns of the Seller and Radar Mexican for all periods ending on or before the Closing Date, all Tax items of the Seller and Radar Mexican which are required to be included therein, have properly and adequately accrued for all such Taxes on the Financial Statements for all periods covered by such Financial Statements, shall file timely all such Tax Returns with the appropriate Taxing authorities and shall timely pay (or cause to be paid) all Taxes due with respect to the periods covered by such Tax Returns. Seller further represents and warrants to Purchaser that Seller and Radar Mexican shall cause to be included in the payroll Tax Returns, sales and use Tax Returns, and personal property Tax Returns of Seller and Radar Mexican for all periods ending on or before the Closing Date, all payroll Tax items, all sales and/or use Tax items, and all personal property Tax items of the Seller and Radar Mexican which are required to be included therein, shall timely file all such payroll Tax Returns, sales and/or use Tax Returns, and personal property Tax Returns with the appropriate Taxing authorities, and shall timely pay all payroll Taxes, workers’ compensation premiums and claims, sales and use Taxes, and personal property Taxes due with respect to the periods covered by such payroll, sales and/or use and personal property Tax Returns. Any Tax Return to be prepared pursuant to the provisions of this Section 3.7 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in any law, rule or regulation.
3.8.        Permits and Licenses. Section 3.8 of the Disclosure Schedule lists all material governmental Permits and Licenses which are issued to, held or used by Seller and/or the Mexican Entities in connection with the operation of the Business at the Facilities as of the Closing Date, or for which Seller and/or the Mexican Entities have applied in connection with the operation of the Business at the Facilities or elsewhere, as of the Closing Date. To the Knowledge of Seller, there are no material violations by Seller or the Mexican Entities under such Permits and Licenses. To the Knowledge of Seller, the consummation of the transactions contemplated hereby will not terminate or limit any of the Permits and/or Licenses issued to the Mexican Entities.

3.9        Acquired Contracts. Except for a requirement that notice be given or that consent or approval be obtained or that a period of time elapse or any combination of the foregoing in connection with the execution, delivery or performance of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated hereby or thereby, the Seller and the Mexican Entities are not in default under any of the Material Contracts or Mexican Contracts. All Material Contracts are set forth in Section 2.1(c) of the Disclosure Schedule. All Mexican Contracts are set forth in Section 3.9 of the Disclosure Schedule. All of the Material Contracts and Mexican Contracts are, to Seller’s Knowledge, in good standing, valid and effective, and the Seller or the Mexican Entities, as applicable, have in the ordinary course of business, paid in full all amounts due on or prior to the Closing under such Material Contracts or Mexican Contracts (except to the extent Seller or the Mexican Entities, as applicable, have accrued such amounts as of the Closing Date in the ordinary course of business or such amounts are accrued or taken into account in connection with the calculation or determination of the Closing Net Purchase Price (or the Additional Purchase Price Amount or Purchase Price Reduction Amount)), and, to Seller’s Knowledge, no other party to such Material Contracts or Mexican Contracts is in material default thereunder. Neither the Seller nor the Mexican Entities have received written notice (or, to the Knowledge of Seller, other notice) that any other party to a Material Contract or Mexican Contract will cancel, terminate or be unable to comply with any such Material Contract or Mexican Contract (other than a termination or cancellation in connection with the expiration of any such Material Contracts or Mexican Contracts in accordance with their respective terms).
3.10        Insurance. Section 3.10 of the Disclosure Schedule contains an accurate and complete list of all material policies of fire, product liability, general liability, other casualty, workmens’ compensation and other forms of material insurance owned or held by the Seller and the Mexican Entities concerning the Business. The Seller has made available to Purchaser a copy of such insurance policies. All such insurance policies are in full force and effect, all premiums with respect thereto have been paid (except to the extent Seller or the Mexican Entities have accrued such amounts as of the Closing Date in the ordinary course of business or such amounts are accrued or taken into account in connection with the calculation or determination of the Closing Net Purchase Price (or the Additional Purchase Price Amount or Purchase Price Reduction Amount)), and no written notice of cancellation, non-renewal, termination, or disallowance has been received by Seller or the Mexican Entities with respect to any such policy.
3.11        Labor Matters.
(a)Seller and any Affiliate of Seller and the Mexican Entities are in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and is not engaged in any unfair labor practice or party to any employee grievances. Except as set forth in Section 3.11 of the Disclosure Schedule, the Seller and any Affiliate of Seller are not a party to any collective bargaining or union contracts or similar agreements. To the Seller’s Knowledge, Seller and any Affiliate of Seller are in compliance with the procedural requirements of the Federal Immigration and Nationality Act. Except as set forth in Section 3.11 of the Disclosure Schedule, (i) there are no pending or, to the Seller’s Knowledge, threatened claims by any current employee or former union employee against Seller or any Affiliate of Seller other than for compensation and benefits due in the ordinary course of employment, (ii) there are no pending or, to the Seller’s Knowledge, threatened claims against Seller or any Affiliate of Seller arising out of the Collective Bargaining Agreement, or any statute, ordinance, or regulation relating to employment practices or occupational or safety and health standards, (iii) there are no pending or, to the Seller’s Knowledge, threatened labor disputes, grievances, unfair labor practice charges, strikes, or work stoppages against Seller or any Affiliate of Seller, and (iv) to the Seller’s Knowledge, except for the Collective Bargaining

Agreement, there are no other union organizing activities in process or contemplated with respect to the Business or its employees. Except as set forth in Section 3.11 of the Disclosure Schedule, neither the Seller nor the Mexican Entities have entered into an agreement with any Person that states that the transactions contemplated by this Agreement will trigger any post-termination liability or severance obligation owed by the Seller or the Mexican Entities. Except as set forth in Section 3.11 of its Disclosure Schedule, there are no collective bargaining units with respect to the Seller or the Business that have been certified or recognized by Seller or any Affiliate of Seller. Section 3.11 of the Disclosure Schedule also identifies as of the Closing Date, all employees of Seller or any Affiliate of Seller on leave of absence as of the Closing Date.
(b)All Mexican employees of the Business are employed by RSC Mexican and RST Mexican has no employees at all and RSC Mexican is now, and at all times since January 1, 2012 has been, in compliance with all Mexican labor and employment Applicable Laws and has not received any written notice, report or other information regarding any actual or alleged violation of any labor and employment Applicable Laws, including those related to the Mexican Institute of Social Security (Instituto Mexicano del Seguro Social) (“IMSS”), the Institute for the National Fund of Housing for Employees (Instituto del Fondo Nacional de la Vivienda para los Trabajadores) (“INFONAVIT”), and the System of Savings for Retirement (Sistema de Ahorro para el Retiro) (“SAR”) that may result in the imposition of a liability, fine or penalty against the Mexican Entities.
(c)The Mexican Entities (i) are now, and at all times since January 1, 2012 have been, in compliance with all Applicable Laws related to contractors or service providers, either individuals or entities, and (ii) have not received any written notice, report or other information regarding any actual or alleged violation of any Applicable Law related with contractors or service providers, either individuals or entities. No contractor or service provider of the Mexican Entities, either individual or entity can be (A) determined to be an employee of the Mexican Entities pursuant to Applicable Laws; and (B) entitled to receive from the Mexican Entities or be credited by the Mexican Entities with any employee-related compensation or benefit, including any Christmas bonus, extra hours, workers’ profit sharing, severance, seniority or any IMSS, INFONAVIT or SAR quota payments.
3.12        Non-Governmental Consents. Except as set forth in Section 3.12 of the Disclosure Schedule, no consent of any banks or secured lenders of Seller or Radar Mexican will be necessary for the consummation of the transactions contemplated hereby by Seller or Radar Mexican.
3.13        Employee Benefits.
(d)Pension and Multiemployer Plans. Neither the Seller or any of its Affiliates maintain, participate in or contribute to a defined benefit pension plan nor has Seller or any of its Affiliates ever maintained, participated in or contributed to a pension plan or was ever a member of a controlled group that maintained, participate in or contributed to a pension plan. Except as disclosed in Section 3.13(a) of the Disclosure Schedule, neither Seller nor any Affiliate have ever been a member of or contributed to or participated in a Multiemployer Plan. If the multi-employer union health &welfare fund is assumed by Purchaser, Purchaser will not be subject to any withdrawal liability in connection with such assumption other than compliance with amounts payable under the Collective Bargaining Agreement.
(e)Disclosure of Documents. Except as set forth in Section 3.13(b) of the Disclosure Schedule, Seller has delivered to Purchaser correct and complete copies of (i) the plan documents and summary plan descriptions, if applicable, for all of the Assumed Union Benefit Plans; and (ii) the most recent determination or opinion letters received from the Internal Revenue Service for the Assumed Union Benefit Plans which are qualified retirement plans. In addition, Seller has provided Purchaser with a true and accurate copy of each employee handbook and employee manual currently in effect as they relate to the Employees.
(f)Compliance with Laws. All of the Seller’s Benefit Plans including the Assumed Union Benefit Plans (other than any Multiemployer Plan) are and were administered in form and operation in all material respects with all applicable requirements of Applicable Law, including ERISA. All of the Seller’s Benefit Plans which are intended to meet the requirements of Section 401(a) of the Code have been determined by the IRS to be “qualified” within the meaning of Section 401(a) of the Code and there are no facts which would adversely affect the qualified status of any of the Seller’s Benefit Plans.
(g)Individual Agreements. Section 3.13(d) of the Disclosure Schedule lists all employment, managerial, advisory and consulting agreements, employer intellectual property agreements, and employee severance agreements in effect between Seller, and RSC Mexican with Employee, and any Mexican employees.
(h)Certain Plans. The Seller has not, within the past six (6) years, maintained, contributed to, or been required to contribute to (i) a multiple employer plan subject to Section 413 of the Code, (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iii) any plan which is funded by or associated with a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.
(i)Pending Matters. There is no matter pending with respect to any Assumed Union Benefit Plans before the Internal Revenue Service or the Department of Labor, except as disclosed in Section 3.13(f) of the Disclosure Schedule.
(j)Post Retirement Health Care. Except as may be provided in the Collective Bargaining Agreement, or the Assumed Union Benefit Plans and except as set forth on Section 3.13(g) of the Disclosure Schedule, the Seller has no liability in respect of post retirement health, medical or life insurance benefits for retired, former or current Employees except as required to avoid the excise tax under Section 4980B of the Code and for which the Seller is fully responsible.
3.14        Litigation. Section 3.14 of the Disclosure Schedule sets forth each instance in which either the Seller, Radar Mexican, the Mexican Entities, the Business or any of the Purchased Assets (a) is subject to any unsatisfied judgment, order, decree, stipulation or injunction or charge issued by a Governmental Authority or made under the Collective Bargaining Agreement, or (b) is a party to any charge, complaint, action, suit, proceeding or hearing, or, to the Knowledge of Seller, investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or to the Knowledge of Seller, is threatened to be a party to any such action.
3.15        Intellectual Property. Section 3.15 of the Disclosure Schedule contains a true and complete list as of the Closing Date of all of the patents and patent applications, provisionals, trademark registrations and applications and registered copyrights that are included in the Acquired Intellectual Property Rights. Except as disclosed in Section 3.15 of the Disclosure Schedule: (a) neither the Seller nor the Mexican Entities have granted any license to a third party or agreed to pay to or receive from a third party any royalty in respect of any of such Acquired Intellectual Property Rights; (b) to the Knowledge of Seller, there are no pending claims, proceedings or litigation alleging infringement or misappropriation by Seller or the Mexican Entities of any third party patent, copyright or servicemark/trademark rights; and (c) Seller and the Mexican Entities have not received any written notice of any adverse claim in respect of, and to the Knowledge of Seller, no claims have been asserted by any person to the use or ownership of, the Acquired Intellectual Property Rights, alleging infringement, misuse or challenging or questioning the validity, enforceability or effectiveness of any of the Acquired Intellectual Property Rights.
3.16        Employees. Section 3.16(a) of the Disclosure Schedule sets forth a complete list (as of the date set forth therein) of each person employed by the Seller or the Mexican Entities as of the Closing Date (collectively, “Employees”) including his or her: name, positions (or job title), current annual salary or wage rate, period of service and union status. Section 3.16(b) of the Disclosure Schedule identifies which of the Employees or Mexican employees are not actively working and/or on leave of absence, no matter how classified, including the leave type if applicable.

3.17        Real Property.
(k)Seller and the Mexican Entities do not own any real property.
(l)Section 3.17(b) of the Disclosure Schedule sets forth each parcel of real property leased by Seller and/or the Mexican Entities (collectively, the “Leased Real Property”) and identifies the related real property leases. With respect to the Leased Real Property leased by the Mexican Entities (the “Mexican Leased Real Property”):
(i)such real property lease for such Mexican Leased Real Property is valid, binding and enforceable against the Mexican Entities that are party thereto and, to the Knowledge of Seller, is in full force and effect, except, in each case, as such may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally or by equitable principles, and the Mexican Entities enjoy peaceful and undisturbed possession of the applicable Mexican Leased Real Property leased to the Mexican Entities pursuant to such real property lease;
(ii)the Mexican Entities are not in breach or default under such real property lease for such Mexican Leased Real Property, and, to the Knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default by the Mexican Entities under such real property lease, and the Mexican Entities have paid all rent due and payable by the Mexican Entities under such real property lease through the Closing Date (except to the extent the Mexican Entities have accrued such amounts as of the Closing Date in the ordinary course of business or such amounts are accrued or taken into account in connection with the calculation or determination of the Closing Net Purchase Price (or the Additional Purchase Price Amount or Purchase Price Reduction Amount));
(iii)the Mexican Entities have not receive nor given any written notice of any default (or event that with notice or lapse of time, or both, would constitute a default) by the Mexican Entities under such real property lease for such Mexican Leased Real Property and, to the Knowledge of Seller, (A) no other party is in default thereof and (B) no party to any such real property lease has exercised any termination rights with respect thereto;
(iv)the Mexican Entities have not subleased, assigned or otherwise granted to any Person the right to use or occupy such Mexican Leased Real Property or any portion thereof; and
(v)the Mexican Entities have not pledged, mortgaged or otherwise granted a Lien (other than a Permitted Lien) on their leasehold interests in any Mexican Leased Real Property.
(m)Neither the Seller nor the Mexican Entities have received any written notice of (i) violations of building codes and/or zoning ordinances or other Applicable Laws affecting the Mexican Leased Real Property, (ii) existing pending or threatened condemnation proceedings affecting the Mexican Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and/or adversely affect the operations of the Mexican Leased Real Property as currently operated.
3.18        Environmental Matters. Notwithstanding anything contained in this or any other Agreement to the contrary, the representations and warranties contained in this Section 3.18 shall constitute the sole representations and warranties of Seller or Radar Mexican with respect to any environmental matters, including without limitation, Environmental Permits, compliance with or liabilities respecting Environmental Laws, and the existence or non-existence of any Contamination respecting the Business and/or the Facilities. Seller has made available to Purchaser for inspection any Phase I and/or Phase II Environmental Reports in its possession respecting any of the Facilities or the Leased Real Property (the “Environmental Reports”).
Except as set forth on Section 3.18 of the Disclosure Schedule or in the Environmental Reports:

(n)The operations of Seller and the Mexican Entities with respect to the Business, the Facilities, the Leased Real Property and the Purchased Assets are in material compliance with all Environmental Laws. Neither the Seller nor the Mexican Entities have received from any Person, with respect to the Business, the Facilities or the Purchased Assets, any: (i) Environmental Claim; or (ii) written request for information pursuant to any applicable Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(o)Seller and the Mexican Entities have obtained and/or are in material compliance with all permits required for the conduct of the Business as currently conducted or the lawful ownership, lease, operation or use of the Purchased Assets and/or the Business in compliance with Environmental Laws (“Environmental Permits”) and all such Environmental Permits are in full force and effect.
(p)None of the Business Facilities or the Purchased Assets is listed on, or, to the Knowledge of Seller, has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list or Mexican list.
(q)To the Knowledge of Seller, there has been no Release of Hazardous Substances in violation or contravention of any applicable Environmental Law with respect to the Business, the Facilities, the Leased Real Property or the Purchased Assets, and Seller or the Mexican Entities have not received any written notice that any of the Facilities, the Leased Real Property, the Business or the Purchased Assets (including soils, groundwater, surface water, buildings and other structure located thereon) has been Contaminated in a manner that could reasonably be expected to result in an Environmental Claim against Seller or the Mexican Entities, or could constitute a material violation by Seller or the Mexican Entities of Environmental Law or a requirement of any Environmental Permit.
(e)    Except as set forth in Section 3.18(e) of the Disclosure Schedule, and to the Knowledge of Seller, no conditions exist at any of the Facilities which constitutes a material violation of any applicable Environmental Laws.
(f)    Except as set forth in Section 3.18(f) of the Disclosure Schedule, Seller has not received written notice of any violation, proceeding, inquiry, investigation, claim, demand or lawsuit pending nor, to the Seller’s Knowledge, threatened against Seller and/or the Mexican Entities arising from any Environmental Laws or Hazardous Substances and related to the Business or any of the Facilities.
(g)    Except as set forth in Section 3.18(g) of the Disclosure Schedule: (i) neither Seller nor the Mexican Entities uses or has used any Hazardous Substances at any of the Facilities, except in such amounts as are or have been necessary for the operation of the Business, and then in material compliance with any and all applicable Environmental Laws; (ii) neither Seller nor the Mexican Entities have used any of the Facilities for the treatment, storage or disposal of Hazardous Substances in a manner that would require a TSD permit pursuant to RCRA or any Environmental Laws; and (iii) to the Knowledge of Seller, no spill or release of Hazardous Substances has occurred at any of the Facilities.
(h)    Except as set forth in Section 3.18(h) of the Disclosure Schedule, to the Knowledge of Seller, no underground storage tanks, asbestos fibers or materials, urea-formaldehyde foam insulation, lead, radon or polychlorinated biphenyls are on or located at any of the Facilities or the Leased Real Property.
(i)    To Seller’s Knowledge, no portion of any of the Facilities or the Leased Real Property is or has been utilized as a landfill.
3.19        Brokers and Finders. Other than as set forth in Section 3.19 of the Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Purchaser or any of its Affiliates could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Seller or any of its Affiliates. Seller will pay the fees of the person identified in Section 3.19 of the Disclosure Schedule in connection with the transactions contemplated by this Agreement and Purchaser will have no obligation therefor.
3.20        Working Capital. Except as set forth in Section 3.20 of the Disclosure Schedule, since the Most Recent Financial Statements Date, the Seller and the Mexican Entities have managed the working capital of the Seller and the Mexican Entities, as applicable, relating to the Business only in the ordinary course of business consistent with prior practice in all material respects.
3.21        Fraudulent Conveyance. The Seller and Radar Mexican are solvent as of the Closing and will be solvent immediately after the Closing. The Purchase Price represents reasonably equivalent value for the transfer and sale of the Business and the Purchased Assets hereunder. Immediately after the Closing and sale hereunder, the Seller will be able to pay all of its debts as they become due.
3.22        Additional Severance. Except as set forth in Section 3.22 of the Disclosure Schedule, the Seller and the Mexican Entities are not a party to any agreement, and have not established any policy or practice, requiring Seller or the Mexican Entities to make a payment or provide any other form of compensation or benefit to any Person performing services for Seller or the Mexican Entities upon termination of such services, that would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.
3.23        No Liabilities. Except for (i) liabilities or obligations which are disclosed in the Financial Statements of the Seller and the Mexican Entities, (ii) liabilities or obligations incurred in the ordinary course of business, (iii) liabilities or obligations disclosed in (or under) this Agreement, the Disclosure Schedule or the Related Agreements, (iv) liabilities or obligations under contracts or agreements to which the Seller or either of the Mexican Entities is a party or otherwise bound, (v) liabilities or obligations not required by GAAP to be disclosed or reserved against on a consolidated balance sheet of Seller and the Mexican Entities, (vi) liabilities or obligations that are accrued or taken into account in connection with the calculation or determination of the Closing Net Purchase Price (or the Additional Purchase Price Amount or Purchase Price Reduction Amount) or (vii) Assumed Liabilities or Excluded Liabilities, the Seller and the Mexican Entities have no liabilities or obligations relating to the Business or the Purchased Assets.
3.24        Customers. Section 3.24 of the Disclosure Schedule, sets forth with respect to the Business the names of all customers of Seller and the Mexican Entities that ordered goods and services from the Business of more than Four Million Dollars ($4,000,000) from Seller and the Mexican Entities during the twelve (12) month period ended July 31, 2014 (the “Customers”). Other than matters of general economic or political nature which affect the Business and the general economy and/or matters disclosed in Section 3.24 of the Disclosure Schedule, neither the Seller nor the Mexican Entities has received any written notice that any Customer (i) has ceased, or will cause to discontinue, the use of the products, goods or services of the Business, or (ii) has materially reduced or will materially reduce, the use of products, goods or services of the Business.
3.25        Suppliers. Section 3.25 of the Disclosure Schedule sets forth the names of all suppliers to the Business from which the Seller and the Mexican Entities ordered raw materials, supplies, merchandise and other goods and services of more than Five Hundred Thousand Dollars ($500,000) for the Business during the twelve (12) month period ended July 31, 2014 (the “Suppliers”). Other than matters of general economic or political nature which affect the Business and the general economy and/or other matters disclosed in Section 3.25 of the Disclosure Schedule, neither the Seller nor the Mexican Entities has received any written notice from the Suppliers (i) of any dispute with a Supplier, (ii) of any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services (other than general and customary price increases), or (iii) that any Supplier will not sell raw materials, supplies, merchandise and other goods to the Purchaser at any time after the Closing Date on terms and conditions similar to those used in its current sales to the Seller and/or the Mexican Entities, subject to general and customary price increases.
3.26        Product Warranties. There are no pending or, to the Knowledge of Seller, threatened claims with respect to any warranty given to purchasers of products supplied by Seller in connection with the Business, and, to the Knowledge of Seller, Seller and/or the Mexican Entities have no liability with respect to any such warranty. During the five (5) year period immediately preceding the Closing Date, neither Seller nor the Mexican Entities has received written notice (or, to the Knowledge of Seller, other notice) of any product liability or warranty claim against the Seller or the Mexican Entities.
3.27        Absence of Certain Business Practices. Neither the Seller, the Mexican Entities nor, to the Knowledge of Seller, any officer, director, employee or agent of Seller or the Mexican Entities (acting in such capacity on behalf of Seller or the Mexican Entities), have directly or indirectly, given or agreed to give any gift or similar benefit in violation of Applicable Law to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist Seller or the Mexican Entities in connection with any actual or proposed transaction relating to the Business) (i) which would subject Seller or the Mexican Entities to any damage or penalty in any civil, criminal or governmental litigation or proceeding (including those under the FCPA) or (ii) for the purpose of establishing or maintaining any concealed fund or concealed bank account.
3.28        Operation of the Business; Asset for Operation of the Business.
(a)    Other than as set forth in Section 3.28 of the Disclosure Schedule, Seller, Radar Mexican and the Mexican Entities have directly conducted the Business and have not conducted the Business through any Affiliate or any related parties or any other divisions or any direct or indirect subsidiary or Affiliate of Seller and the Mexican Entities or through any entity that is owned in whole or in part by any of the shareholders of Seller and the Mexican Entities. None of the Purchased Assets transferred and sold hereunder by the Seller to the Purchaser were transferred or assigned, fraudulently or otherwise, from an Affiliate of Seller for less than full and adequate consideration.
(b)    Except for the Excluded Assets, or as provided in the Transition Services Agreement or as set forth in Section 3.28 of the Disclosure Schedule, as relates to the Business, the Purchased Assets (and the assets of the Mexican Entities), Mexican Contracts, Assumed Union Benefit Plans, the Acquired Personal Property Leases, the Acquired Contracts and the Real Property Leases, taken as a whole, constitute all the material properties and material assets used by Seller and the Mexican Entities in connection with the operation of the Business during the past twelve (12) months (except inventory sold, materials used, cash disposed of, accounts receivable collected, prepaid expenses realized, contracts performed, properties or assets replaced by equivalent or superior properties or assets, properties or assets sold, disposed of or used in the ordinary course of business, employees not hired by the Purchaser, independent contractors not engaged by Purchaser or the Excluded Assets). To the Knowledge of Seller, the Purchased Assets (and the machinery and equipment owned by the Mexican Entities) are in all material respects adequate for the purposes for which such Purchased Assets (and the machinery and equipment owned by the Mexican Entities, as applicable) are currently used and are in reasonably good repair and operating condition as currently operating in place in the Facilities (subject to normal wear and tear).
3.29        Financial Statements. Attached as Section 3.29 of the Disclosure Schedule are copies of (a) a reviewed consolidated balance sheet of Seller and Subsidiaries and Affiliate as of June 30, 2012 and September 30, 2013 and a reviewed consolidated statement of operations of Seller and Subsidiaries and Affiliate for the year ended June 30, 2012 and the period from July 1, 2012 through September 30, 2013 (collectively, the “Reviewed Financial Statements”) and (b) an internally prepared consolidated balance sheet of Seller and the Mexican Entities as of July 31, 2014 (the “Most Recent Financial Statements Date”) and an internally prepared consolidated statement of income and retained earnings of Seller and the Mexican Entities for the ten (10) months then ended (collectively, the “Most Recent Financial Statements”, and together with the Reviewed Financial Statements, collectively, the “Financial Statements”). Except as set forth in the notes to the Financial Statements or in Section 3.29 of the Disclosure Schedule, (i) the Reviewed Financial Statements have been prepared in accordance with GAAP, as in effect on the date of such Reviewed Financial Statements and consistently applied throughout the periods covered thereby and (ii) the Financial Statements present fairly, in all material respects, (A) the financial position of Seller and the Mexican Entities as of the date thereof and (B) the results of the operations of Seller for such period covered thereby.
3.30        Absence of Changes. Except as set forth in Section 3.30 of the Disclosure Schedule or as required or contemplated by this Agreement or any Related Agreement, since the Most Recent Financial Statements Date, (A) the Seller and the Mexican Entities have conducted the Business only in the ordinary and normal course consistent with prior practice in all material respects and (B) none of the following have occurred relating to the Business, the Facilities, the assets of the Mexican Entities or the Purchased Assets, as applicable:
(a)any Material Adverse Effect;
(b)the payment of any obligation or liability of Seller or the Mexican Entities relating to the Business (whether absolute, accrued, contingent or otherwise, whether due or to become due) outside the ordinary course of business, other than liabilities shown on the Most Recent Financial Statements or liabilities or obligations incurred since the Most Recent Financial Statements Date in the ordinary course of business consistent with prior practice;
(c)any Lien (other than a Permitted Lien) placed on the Purchased Assets or the Facilities or the assets of the Mexican Entities;
(d)any sale or lease or other disposition of any of the Purchased Assets by Seller, or the Mexican assets of the Mexican Entities by the Mexican Entities, in each case, other than in the ordinary course of business;
(e)any cancellation or compromise of any debt or claim relating to the Business by Seller and/or the Mexican Entities, or waiver or release of any right of substantial value relating to the Business by Seller, in each case, which cancellation, compromise, waiver or release would have a Material Adverse Effect;
(f)receipt by Seller and/or the Mexican Entities of any written notice of termination of any Permit, Environmental Permit or Acquired Contract or any damage, destruction or loss (whether or not covered by insurance) or threat thereof of any Purchased Assets, in each case which, individually or in the aggregate, had or will have a Material Adverse Effect;
(g)institution or settlement (or agreement to settle) by Seller and/or the Mexican Entities of any litigation, action or proceeding before any court or governmental body relating to the Business, the Facility, the assets of the Mexican Entities or the Purchased Assets, in each case, other than in the ordinary course of business consistent with past practices;
(h)except as required by Applicable Law or any written contract or agreement to which Seller and/or the Mexican Entities is a party (which contract or agreement is disclosed herein or in the Disclosure Schedule), any (i) grant by Seller and/or the Mexican Entities (or commitment by Seller and/or the Mexican Entities to grant): (A) any material bonus or any material wage, salary or compensation increase to any director, officer, employee, independent contractor or consultant of Seller or the Mexican Entities, in each case other than in the ordinary course of business consistent with past practice or (B) a material increase of any benefit provided under any Benefit Plan, in each case other than in the ordinary course of business consistent with past practice, (ii) adoption, amendment or termination by Seller and/or the Mexican Entities of any Benefit Plan, or (iii) entry into, amendment or termination by Seller and/or the Mexican Entities of any employment agreement, deferred compensation arrangement, collective bargaining agreement or other similar arrangement with any of its current directors, officers, employees, independent contractors or consultants, in each case other than (x) in the ordinary course of business consistent with past practices or (y) for any at-will employment arrangements or other arrangements that may be terminated at any time by Seller and/or the Mexican Entities;
(i)any entry by Seller and the Mexican Entities into any contracts with any Affiliates of Seller, except as disclosed herein or in the Disclosure Schedule or done in the ordinary course of business; or
(j)any grant of a license or sublicense by Seller and/or the Mexican Entities of any rights of Seller and/or the Mexican Entities under or with respect to any Intellectual Property Rights other than in the ordinary course of business.
3.31        Inventory. To the Knowledge of Seller, (a) none of the Acquired Inventories or inventories of the Mexican Entities are obsolete, (b) all of the Acquired Inventories or inventories of the Mexican Entities consists of a quality usable in all material respects in the ordinary and usual course of the Business, in each case subject to reserves for inventory write-downs set forth in the Most Recent Financial Statements or booked or accrued in the ordinary course of business and (c) all of the Acquired Inventories or inventories of the Mexican Entities meet, in all material respects, any and all Applicable Laws. To the Knowledge of Seller, all finished goods inventories included in the Purchased Assets and/or owned by the Mexican Entities (i) are free of any material defect or other material deficiency and (ii) meet, in all material respects, (A) all required specifications of the applicable customers of Seller and/or the Mexican Entities and (B) any federal, state, foreign and local code standards, if applicable, for such finished goods inventories included in the Purchased Assets or owned by the Mexican Entities.
3.32        Work-In-Process. Except as set forth in Section 3.32 of the Disclosure Schedule, to the Knowledge of Seller, Seller’s and the Mexican Entities’ work-in-process included in the Purchased Assets or owned by the Mexican Entities and related to Open Customer Orders are capable generally of being processed or finished at ordinary costs in all material respects and pursuant to applicable purchase order terms and conditions and all commitments related thereto, in each case, in all material respects.
3.33        Receivables. Except as set forth in Section 3.33 of the Disclosure Schedule, all Receivables included in the Purchased Assets (or accounts receivable owned by the Mexican Entities) and transferred hereunder including those identified in Section 2.1(l) of the Disclosure Schedule, due or accruing to the Seller (or the Mexican Entities, as applicable) in connection with the Business (a) are, to the Knowledge of Seller, (i) bona fide and (ii) collectible without set-off or counterclaim, and (b) to the Knowledge of Seller, have been generated by Seller or the Mexican Entities, as applicable, in the ordinary course of business; provided, however, that there is no guaranty or assurance that any Receivables (or accounts receivable owned by the Mexican Entities) will actually be collected.
3.34        Computer System. Unless otherwise set forth in a Transition Services Agreement between Purchaser and Seller as of the Closing Date, the computer system(s) utilized by the Seller for the Business are included in the Purchased Assets.

ARTICLE I
ARTICLE IIREPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Seller and Radar Mexican that as of the Closing Date:
4.1        Due Incorporation. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan with all requisite power and authority to own and operate its assets and properties as they are now being owned and operated.

4.2        Due Authorization. Purchaser has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and its Related Agreements have been duly authorized by all necessary action of Purchaser. Purchaser has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes the legal, valid and binding obligation of Purchaser and its Related Agreements, upon execution and delivery by Purchaser will constitute legal, valid and binding obligations of Purchaser, in each case enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.
4.3        Consents and Approvals; No Violations. The execution, delivery and performance by Purchaser of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby will not (i) violate any applicable law, rule or regulation or any regulation, order, writ, injunction, decree, statute, treaty or rule of any Governmental Authority applicable to Purchaser or any of its assets or properties; (ii) require any filing or registration by Purchaser with, or consent or approval with respect to Purchaser of, any Governmental Authority or other Person; (iii) violate or conflict with or result in a breach or default (or an event which, with notice or lapse of time or both, would constitute a default) under any contract to which Purchaser is a party or by which Purchaser or any of its assets or properties are bound; or (iv) violate or conflict with the certificate of incorporation or formation or by-laws or operating agreement (or similar organizational documents) of Purchaser, except where any such filing, registration, consent or approval, if not made or obtained, or any such violation, conflict, breach or default, would not (A) have a material adverse effect on Purchaser or its ability to perform its obligations under this Agreement or the Related Agreements, (B) prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Related Agreements, or (C) result in any liability or obligation of Seller or Radar Mexican or result in any Loss or damage to Seller or Radar Mexican. No consent, approval or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority is required in connection with the execution, delivery and performance by Purchaser of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby.
4.4        Available Funds. Purchaser has sufficient cash resources on hand in an aggregate amount sufficient to pay in cash any and all amounts required to be paid by it pursuant to this Agreement and the Related Agreements, including the Purchase Price and all fees and expenses related to the transactions contemplated by this Agreement and the Related Agreements to be paid by Purchaser.
4.5        Brokers and Finders. No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Seller, Radar Mexican or any of their respective Affiliates could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Purchaser, Purchaser’s Nominee or any of their respective Affiliates.
4.6        Legal Proceedings. There is no claim, charge, complaint, action, suit, proceeding or hearing of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction pending, or to the knowledge of Purchaser, threatened against or by Purchaser, Purchaser’s Nominee or any Affiliate of Purchaser or Purchaser’s Nominee that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Related Agreements.
4.7        No Other Representations or Warranties. Except for the representations and warranties expressly set forth in Article III, neither the Seller nor Radar Mexican nor any of their respective Affiliates, officers, directors, employees, agents, advisors, counsel or representatives nor any Person acting on behalf of any of the foregoing makes or has made any other express or any implied or oral representation or warranty (a) to Purchaser, Purchaser’s Nominee or any of their respective Affiliates, officers, directors, managers, members, employees, agents, advisors, counsel or representatives (or any other Purchaser Indemnified Party) or (b) upon which Purchaser, Purchaser’s Nominee or any of their respective Affiliates, officers, directors, managers, members, employees, agents, advisors, counsel or representatives (or any other Purchaser Indemnified Party) has relied. Without limiting the generality of the foregoing, neither the Seller, Radar Mexican nor any of their respective Affiliates, officers, directors, employees, agents, advisors, counsel or representatives nor any other Person shall have or be subject to any liability or obligation to Purchaser, Purchaser’s Nominee or any of their respective Affiliates, officers, directors, managers, members, employees, agents, advisors, counsel or representatives or any other Person (including any other Purchaser Indemnified Party) resulting from the distribution to or use by any of them of (i) any of the information provided or made available to Purchaser, Purchaser’s Nominee or any of their respective Affiliates, officers, directors, managers, members, employees, agents, advisors, counsel or representatives or any other Person (including any other Purchaser Indemnified Party), including any information, documents or material made available in any data room, management presentations or in any other form in expectation of or in any way relating to this Agreement, any Related Agreement or the transactions contemplated hereby or thereby, at any time (whether prior to, on or after the execution of this Agreement) or (ii) any projections, forecasts, estimates, plans or budgets of future revenues, profitability, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof), future financial condition (or any component thereof) or future success (or any component thereof) of the Seller, Radar Mexican, either of the Mexican Entities (or any assets, liabilities or operations of either of the Mexican Entities), the Business, any of the Purchased Assets, any of the Facilities, or any of the Assumed Liabilities heretofore or hereafter delivered to or made available to Purchaser, Purchaser’s Nominee or any of their respective Affiliates, officers, directors, managers, members, employees, agents, advisors, counsel or representatives or any other Person (including any other Purchaser Indemnified Party), except to the extent such information is expressly set forth in Article III.
ARTICLE 5

COVENANTS
5.1        Preservation of Records; Post-Closing Access and Cooperation.
(a)For a period of seven (7) years after the Closing Date or such other period (if longer) required by Applicable Law, Purchaser shall preserve and retain, all corporate, accounting, legal, auditing, human resources and other books and records in its possession (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations) relating to the Business, the Purchased Assets or the Mexican Entities prior to the Closing Date.
(b)Purchaser shall, after the Closing Date, afford promptly to Seller and its representatives reasonable access during normal business hours to the offices, Facilities, books, records, officers and employees of (or relating to) the Business, the Purchased Assets or the Mexican Entities to the extent and for a purpose reasonably requested by Seller.
5.2        Employees and Benefits.
(c)Offers of Employment. Seller shall terminate the employment of Employees as follows: (x) the Employees who are subject to the Collective Bargaining Agreement, immediately prior to the Closing, and (y) all other Employees who are employees of the Seller classified as a leased employee under the Transition Services Agreement (“Leased Employees”) on the close of business on December 31, 2014 (such

Employees described in (x) and (y) are referred to as the “Subject Employees”). Purchaser shall (i) on October 1, 2014 immediately employ the Subject Employees who are subject to the Collective Bargaining Agreement (the “Union Employees”) on the terms and conditions set forth in such agreement, and assume the Assumed Union Benefit Plans applicable to such Union Employees, and (ii) at least two (2) Business Days prior to December 31, 2014 (the “Leased Employee Termination Date”), unless otherwise agreed to by the Seller and the Purchaser before or after the Closing Date, extend a written offer of employment to be effective on the Leased Employee Termination Date to each of the Leased Employees who is an employee of the Seller and then being leased by the Purchaser from the Seller under the Transition Services Agreement at a level and with responsibilities that, as determined exclusively by the Purchaser, are substantially commensurate with their employment with Seller and at a wage or salary and other compensation substantially similar to the respective wages or salaries and other compensation specified for such Leased Employees on Section 3.16(a) of the Disclosure Schedule. The Union Employees, the Leased Employees who hereafter are extended and accept offers of employment with Purchaser after the Closing Date on the Leased Employee Termination Date, and the two Management Employees are referred to as “Hired Employees.” Nothing in this section guarantees such Hired Employee’s employment with the Purchaser for any period of time except as hereinafter provided in Section 5.2(b) below, or if hired by Purchaser, alters a Hired Employee’s status as an at will employee, except as provided in the Collective Bargaining Agreement or the Employment Offers. Except as specifically provided herein or in the Transition Services Agreement, Purchaser shall not be liable for any of Seller’s liabilities or obligations to Seller’s employees (including the Employees) or arising as a result of any termination of such Seller’s employees, including but not limited to wages, bonuses, benefits, retirement, commissions, deferred compensation or stay on payments including those that have accrued prior to the Closing or the Leased Employee Termination Date, as applicable.
(d)Purchaser Pay and Benefits. With respect to the Hired Employees who are not Union Employees or Management Employees, for thirty (30) days following the Leased Employee Termination Date, Purchaser shall provide (i) to each such Hired Employee salary or wages, as provided above and (ii) to such Hired Employees generally, employee benefits that are substantially similar, as determined in good faith by Purchaser, in the aggregate, to those provided to such Hired Employees immediately prior to the Leased Employee Termination Date and, in all events, in compliance with all requirements of Applicable Law. Upon the Leased Employee Termination Date, the Purchaser agrees that the Leased Employees who become the Hired Employees shall be eligible immediately to commence participation in the employee benefit plans and compensation programs and policies of Purchaser, including but not limited to the group health plan of the Purchaser (collectively, the “Purchaser Benefit Plans”), without regard to any eligibility period or waiting period. Without limiting the foregoing, Purchaser shall take the following actions: (i) upon the Leased Employee Termination Date provide all Leased Employees who become Hired Employees health care coverage substantially similar as reasonably determined by the Purchaser in its sole but reasonable discretion to the coverage currently provided to such Leased Employees; (ii) if permitted under Purchaser’s health care plans and provided applicable documentation is received from the Seller and/or the Leased Employees provide each Leased Employee who becomes a Hired Employee, with credit under any Purchaser health care plans for any co-payments and deductibles paid by each Leased Employee under any Seller health care plan prior to the Leased Employee Termination Date for the plan year in which the Leased Employee Termination Date occurs for purposes of satisfying any applicable deductible, co-payment, co-insurance or any other out-of-pocket requirements under the Purchaser’s health care plans; and (iii) for all purposes (other than for purposes of benefit accruals under any defined benefit pension plan) under the Purchaser Benefit Plans, and if permitted under Purchaser Benefit Plans, treat all service by the Leased Employees who become Hired Employees, as service with Purchaser and its Affiliates.
(e)Liabilities for Employees. After Closing (for the Union Employees) and after the Leased Employee Termination Date (for the Leased Employees), Purchaser shall be responsible for any and all notices, liabilities, costs, payments and expenses arising from any action by Purchaser or the Purchaser’s operation of the Business (including breach of contract, defamation or retaliatory discharge) regarding any

Hired Employee including any such liability (i) under any Applicable Law, rule or regulation that relates to employees, employee benefit matters or labor matters, or (ii) for dismissal, wrongful termination or constructive dismissal or termination, or severance pay or other termination pay. Except as otherwise provided herein and subject to the Transition Services Agreement, Seller shall be responsible for all of the above arising from any action or inaction by Seller or the Seller’s operation of the Business regarding any of its Employees including the Subject Employees for any period on or before the Closing Date and for Leased Employees for any period on or before the Leased Employee Termination Date.
(f)401(k) Plan Rollovers. Purchaser shall take all reasonable action necessary to permit Purchaser’s tax-qualified employee savings plan(s) maintained in the United States to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) from the Seller’s qualified retirement plan(s).
(g)Liabilities for Benefits. Except as (i) provided for in the Transition Services Agreement, (ii) specifically provided in Section 2.3 or this Section 5.2 or (iii) included in the Assumed Liabilities, Seller shall retain all, and Purchaser shall not assume and shall not be deemed to have assumed any liability or responsibility for obligations under, with respect to or arising in connection with any of Seller’s Benefit Plans. Purchaser shall have all, and Seller shall not assume and shall not be deemed to have assumed any liability or responsibility for obligations under any Purchaser Benefit Plans.
(h)Flexible Spending Accounts. With respect to each Leased Employee who becomes a Hired Employee who participates in a health care or dependent care flexible spending account of Seller (the “Seller Non-Union FSA”) and whose contributions to such Seller FSA for the current plan year through the Leased Employee Termination Date exceed the reimbursements made under the Seller’s Non-Union FSA through the Leased Employee Termination Date, during the period beginning on the Leased Employee Termination Date and ending on the last day of the plan year in which the Leased Employee Termination Date occurs, Purchaser shall or shall cause its Affiliates, as the case may be, to (i) maintain health care, limited purpose healthcare spending and dependent care flexible spending accounts established under Section 125 of the Code (the “Purchaser Non-Union FSA”), (ii) permit such Leased Employee who becomes a Hired Employee to participate in the Purchaser Non-Union FSA to the extent coverage under such Purchaser Non-Union FSA replaces coverage under a corresponding Seller Benefit Plan in which such Non-Union Hired Employee participated immediately before the replacement, (iii) provided such amounts are transferred to Purchaser credit such Leased Employee who becomes a Hired Employee under the Purchaser Non-Union FSA immediately following the applicable transfer date with amounts available for reimbursement equal to such amounts as were transferred and credited under the Seller Non-Union FSA with respect to such person immediately prior to the applicable transfer date , (iv) give effect under the Purchaser Non-Union FSA to any elections made by such Leased Employees who become Hired Employees with respect to the Seller Non-Union FSA for the year in which the applicable transfer date occurs, and (v) reimburse from the Purchaser Non-Union FSA all eligible expenses, if any, incurred during the plan year (or portion thereof) that the Leased Employee who becomes a Hired Employee was a participant in the Seller Non-Union FSA. As soon as reasonably practicable following the Leased Employee Termination Date, the Seller shall provide to the Purchaser a payment equal to the excess of (x) the aggregate employee contributions made by the Leased Employee who becomes a Hired Employee under the Seller Non-Union FSA as of the Leased Employee Termination Date made during the year in which the Leased Employee Termination Date occurs and (y) the aggregate employee reimbursements under the Seller Non-Union FSA with respect to such Leased Employees who become Hired Employees as of the Leased Employee Termination Date made during the year in which the Leased Employee Termination Date occurs, in each case with respect to Leased Employees who become Hired Employees for the applicable plan year. The parties hereto agree to make reasonable, good faith efforts to implement the provisions of this Section 5.2(f) to take into account the complexity of transferring flexible spending accounts and discrepancies related thereto.
(i)COBRA Obligations. Seller shall terminate its group health plans on the Leased Employee Termination Date. Accordingly, Purchaser shall be responsible for the provision of group health plan continuation coverage after the Leased Employee Termination Date with respect to each Person who is an M&A qualified beneficiary of the Seller within the meaning of Treasury Regulation Section 54.4980B-9, Q&A-4. Subject to the Transition Services Agreement, except for claims incurred under the Assumed Union Benefit Plans and except as provided in Section 5.2(f) above, claims incurred under the Seller’s group health plans on or prior to, as applicable, the Closing Date or the Leased Employee Termination Date as related to the type of Employee (union vs. non-union), shall remain the obligation of the Seller Benefit Plans.
(j)Accrued Paid Time Off. As of Closing, the Purchaser shall assume and be solely responsible for any and all accrued and unpaid vacation, holidays or paid time-off (collectively, the “Accrued Union PTO”) to which the Union Employees are entitled with respect to all periods of service up to and including the Closing Date under the policies and practices of the Seller or its Affiliates. Purchaser shall permit the Union Employees to use the Accrued Union PTO in accordance with the terms of the Collective Bargaining Agreement, if applicable, and otherwise in accordance with the terms of the Purchaser’s policies and practices; provided that such Accrued Union PTO shall in all events be paid in full to each Union Employee at termination of employment or such other earlier time designated by the Purchaser to the extent unused. Subject to the Transition Services Agreement, as of the Leased Employee Termination Date, the Purchaser shall assume and be solely responsible for any and all liability or obligation to pay the accrued and unpaid vacation, holidays and paid time-off of all Leased Employees up to and including the Leased Employee Termination Date under the policies and practices of the Seller.
(k)WARN Obligations. In any termination or layoff of any Hired Employee by Purchaser after the Closing, Purchaser will comply fully, if applicable, with the WARN Act and all other applicable foreign, Federal, state and local laws, including those prohibiting discrimination and requiring notice to employees. Purchaser shall not at any time prior to ninety (90) days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act affecting in whole or in part any Facility, site of employment, operating unit or employee of the Business without complying fully with the requirements of the WARN Act. Purchaser will bear the cost of compliance with (or failure to comply with) any such laws, rules or regulations after the Closing Date and related to Hired Employees. Seller will bear the cost of compliance with (or failure to comply with) the WARN Act with respect to any terminations of any Union Employee occurring on or prior to the Closing Date and with respect to terminations of any Leased Employee occurring on or prior to the Leased Employee Termination Date. Notwithstanding the above, no plant closing, reduction in operations, permanent or temporary shutdown of a single site of employment or mass lay off by Purchaser (as defined by the WARN Act) with respect to the Facilities or the Business acquired hereunder are contemplated by the Purchaser from the date after the Leased Employee Termination Date through the ninetieth (90th) day after the Leased Employee Termination Date.
(l)Welfare Plans. Except with respect to the Assumed Union Benefit Plans or as set forth in the Transition Services Agreement, Seller’s Benefits Plans shall be liable for any and all claims for benefits by Seller’s Employees, inactive employees or former employees (or any dependent or beneficiary thereof) for covered expenses incurred on or prior to the Closing Date and for all Leased Employees through the Leased Employee Termination Date. The Purchaser Benefit Plans shall be liable for any and all claims for benefits by the Hired Employees upon hiring of such Leased Employees by the Purchaser (or any dependent or beneficiary thereof) for covered expenses incurred on and after the Leased Employee Termination Date, except as provided in Section 5.2(f) above. For purposes hereof, a claim is incurred (i) with respect to a health care plan, when the service or supply is provided, and (ii) with respect to a disability plan, when the person is unable to work due to the disability.
(m)Non-Qualified Retirement, Deferred Compensation Plans and Severance Plans. Except as specifically provided herein or in the Transition Services Agreement, Purchaser is not assuming any liabilities or obligations of Seller for any retirement benefits or disability benefits to Seller’s Employees, inactive employees or former employees, whether or not applicable to the Benefit Plans or any other benefit programs and agreements of Seller. Purchaser is not assuming any liabilities or obligations of Seller for severance benefits to Seller’s Employees who are terminated on or after the Closing Date; except as provided in Section 5.2(c) above or as specifically provided herein or in the Transition Services Agreement.
(n)Vacation, Sick Leave and Paid Time Off Plans (collectively the “PTO Plans”). Except as provided in Section 5.2(h) or in the Transition Services Agreement, Purchaser is not assuming any liabilities or obligation under any Seller PTO Plans. Except as provided in Section 5.2(h) or in the Transition Services Agreement, Seller’s PTO Plans shall be liable for any and all claims for benefits by Seller’s Employees, inactive employees or former employees for paid time taken on, prior to, or after the Closing Date and Purchaser’s PTO Plans shall be liable for any and all claims for benefits by Hired Employees hired by Purchaser for paid time taken after the hiring of such former employees after the Closing Date.
(o)Workers’ Compensation. Subject to the Transition Services Agreement, through the Leased Employee Termination Date, Seller’s workers’ compensation plans and/or programs shall be liable for any and all covered claims for workers’ compensation benefits owed to the Leased Employees to the extent such claims are for injuries that occurred or diseases that are attributable to events applicable on or prior to the Leased Employee Termination Date, as applicable to such Leased Employee (the “Pre-Closing Workers Compensation Liabilities”). After the Leased Employee Termination Date, the Purchaser shall be responsible and liable for the Pre-Closing Workers Compensation Liabilities and the Purchaser’s workers’ compensation plans or programs shall be liable for any and all covered claims for workers’ compensation benefits by Hired Employees to the extent such claims are for injuries that occurred or diseases that are attributable solely to events after the hiring of such former employees and their employment with the Purchaser after the Closing Date. After the Closing, Purchaser shall be responsible and liable for any and all covered claims for workers’ compensation benefits owed to Union Employees or inactive or former employees of Seller to the extent such claims are for injuries that occurred or diseases that are attributable to events occurring or applicable on or prior to the Closing Date. Section 5.2(m) of the Disclosure Schedule is a list of all of Seller’s Employees, inactive employees and former employees of Seller who filed for workers’ compensation benefits which are still active or any and all persons who have filed applications for workers’ compensation benefits which have not been concluded as of the Closing Date. Within thirty (30) days of the Closing Date, Purchaser shall replace the Seller LOC with a letter of credit that is supported by $250,000 of the amount in the Indemnity Escrow Account; provided that (A) if such letter of credit is terminated or replaced prior to September 30, 2016, then such $250,000 shall be deposited back into the Indemnity Escrow Account (so long as the Indemnity Escrow Account is still in place) within one (1) Business Day of the date such letter of credit is terminated or replaced and/or (B) if such letter of credit is terminated or replaced on or after September 30, 2016 (or such earlier date on which the Indemnity Escrow Account is no longer in place), then such $250,000 shall be paid by Purchaser to Seller (by wire transfer of immediately available funds to an account designated in writing by Seller) within one (1) Business Day of the date such letter of credit is terminated or replaced. Purchaser shall use commercially reasonable efforts to assist Seller in releasing (to Seller) all of the cash collateral or other amounts securing the Seller LOC.
5.3        Confidentiality.
(p)General. Pursuant to the terms of this Agreement, Purchaser and Seller (in such capacity, the “Disclosing Party”) has disclosed and will be disclosing to the other party hereto, and to its Affiliates and to their respective officers, directors, employees, agents and/or representatives (in such capacity, the “Receiving Party”) certain secret, confidential or proprietary data, trade secrets, know-how, intellectual property and related information, including, without limitation, operating methods and procedures, marketing, manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information (“Confidential Information”). Subject to the other terms and conditions of this Section 5.3, the Receiving Party (i) shall make no use of any Confidential Information of the Disclosing Party except in the exercise of its rights and the performance of its obligations set forth in this Agreement or the Related Agreements, (ii) shall keep and hold as confidential, and shall cause its officers, directors, employees, agents and representatives to keep and hold as confidential, all Confidential Information of the Disclosing Party, and (iii) shall not disclose, and shall cause its officers, directors, employees, agents and representatives not to disclose, any Confidential Information of the Disclosing Party. Confidential Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the rights granted in this Agreement or the Related Agreements.
(q)Exceptions. The restrictions set forth in Section 5.3(a) above on the use and disclosure of Confidential Information shall not apply to any information which (i) is already known to the Receiving Party at the time of disclosure by the Disclosing Party (other than Confidential Information which forms a part of the Purchased Assets), as demonstrated by competent proof (other than as a result of prior disclosure under any agreement between the parties hereto with respect to confidentiality), (ii) is or becomes generally available to the public other than through any act or omission of the Receiving Party in breach of this Agreement or the Related Agreements or (iii) is acquired by the Receiving Party from a third party who is not, directly or indirectly, under an obligation of confidentiality to the Disclosing Party with respect to same. In addition, nothing in this Section 5.3 shall be interpreted to limit the ability of either party to use or disclose its own Confidential Information in any manner to any other Person.
(r)Permitted Disclosures. It shall not be a breach of Section 5.3(a) if a Receiving Party discloses Confidential Information of a Disclosing Party (i) pursuant to a binding requirement of Applicable Law or a Governmental Authority, or (ii) in a judicial, administrative, arbitration or court proceeding to enforce such party’s rights under this Agreement. In such event, the Receiving Party shall (A) provide the Disclosing Party with as much advance written notice as possible of the required disclosure, (B) reasonably cooperate with the Disclosing Party in any attempt to prevent or limit the disclosure, and (C) limit disclosure, if any, to the specific purpose at issue.
(s)Confidential Terms. Each party acknowledges and agrees that the terms and conditions of this Agreement shall be considered Confidential Information of each party and shall be treated accordingly. Notwithstanding the foregoing, each party acknowledges and agrees that the other may be required to disclose some or all of the information included in this Agreement in order to comply with its obligations under securities laws or the rules or regulations of any securities exchange or market on which the disclosing party’s or its Affiliate’s stock is traded. Provided any such hereinafter identified parties are advised of the confidentiality provisions herein, nothing in this Section 5.3 shall prevent or restrict a Receiving Party from disclosing any Confidential Information (including the terms and conditions of this Agreement) to attorneys, accountants, consultants, representatives or other professionals to the extent necessary to obtain their services in connection with this Agreement, any of the Related Agreements or the transactions contemplated hereby or thereby (including in connection with the enforcement of any right or exercise of any remedy relating to this Agreement, any of the Related Agreements or the transactions contemplated hereby or thereby).
(t)Equitable Remedies. Each party specifically recognizes that any breach by it of this Section 5.3 may cause irreparable injury to the other parties and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each party agrees that in the event of any such breach, the other parties shall be entitled to seek, by way of private litigation in the first instance, injunctive relief and such other legal and equitable remedies as may be available.
5.4        Public Announcements. Purchaser and Seller will consult with each other before issuing any press release or otherwise making any public statements or disclosures with respect to the transactions contemplated by this Agreement, including the terms hereof, and no party shall, without the prior written consent of the other party, issue any such press release or make any such public statement, except as may be required by Applicable Law; provided that nothing in this Agreement (including this Section 5.4 or Section 5.3) shall prevent or restrict Seller, after the Closing, from making any announcement or disclosure to, or communicating with, employees of Seller (including any announcement, disclosure or communication with respect to the transactions contemplated by this Agreement, including the terms hereof).

5.5        Transfer Taxes. All federal, state, local, non-U.S. transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of any transaction contemplated by this Agreement shall be paid one-half by Purchaser and one-half by Seller.
5.6        Non-Competition.
(a)    Subject to Section 5.6(c), for a period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, Seller and all of its shareholders covenant and agree that they shall not, directly or indirectly within a seven hundred fifty (750) mile radius of any Facility (the “Territory”) own, operate, construct or lease a facility that competes with the Business.
(b)    Subject to Section 5.6(c), for a period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, Seller and all of its shareholders covenant and agree that they shall not, within the Territory, directly or indirectly sell or solicit the sale of the products or services sold by the Business as of the Closing to any of the Customers identified in Section 3.24.
(c)    Nothing set forth in Sections 5.6(a) or 5.6(b) shall prohibit or restrict Seller or any of its shareholders or any Affiliates of Seller or any of its shareholders from (i) owning or holding not in excess of 5% in the aggregate of any class of capital stock or other equity interests of any Person if such stock or equity interest is publicly traded or listed on any national or regional stock exchange or (ii) acquiring any Person (or any interest in any Person) that does not derive a significant portion of its revenues (5% or above) from activities that compete with the Business in the Territory.
(d)    If the restrictions set forth in Sections 5.6(a) and 5.6(b) above or any part thereof should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restriction shall not thereby be adversely affected. Seller and its shareholders agree that the foregoing territorial/market and time limitations are reasonable and properly required for the adequate protection of the Purchaser and the Business and that in the event that any such territorial/market or time limitation is deemed to be unreasonable by a court of competent jurisdiction, then Seller and its shareholders agree and submit to the reduction of either said territorial/market or time limitation or both to such an area, market or period as said court shall deem reasonable. In the event that Seller or its shareholders should violate the aforementioned restrictive covenants in Sections 5.6(a) or 5.6(b), then the time limitation thereof with respect to such breaching party (but not any other party) shall be extended for a period of time equal to the period of time during which such breach or breaches shall have occurred; and in the event Purchaser be required to seek relief from such breach from any court, board of arbitration or other tribunal, then the covenant shall be extended with respect to such breaching party (but not any other party) for a period of time equal to the pendency of such proceedings, including all appeals.
(e)    The covenants not to compete and not solicit set forth in Sections 5.6(a) and 5.6(b) are made in consideration of Purchaser and Seller undertaking their respective obligations pursuant to this Agreement and for no further consideration payable hereunder or otherwise.
5.7        Injunctive Relief. Seller and its shareholders acknowledge that the restrictions contained in Section 5.6 are reasonable and necessary to protect the legitimate interests of the Purchaser, and that any violations of any provision of Section 5.6 will result in irreparable injury to Purchaser and that, therefore, Purchaser shall be entitled to seek preliminary and permanent injunctive relief for violations of Section 5.6 and to seek an equitable accounting and payment to Purchaser of all earnings, profits and other benefits arising from such violation of Section 5.6 (including payment to Purchaser of Purchaser’s reasonable outside attorneys’ fees incurred in enforcing the provisions of Section 5.6), which rights shall be cumulative and in addition to any other rights or remedies to which the Purchaser may be entitled.
5.8        Name Change. Within one hundred eighty (180) days of the Closing Date, and only if all corporate records of the Mexican Entities have been delivered by Seller and Radar Mexican, Purchaser shall (and shall cause each of the Mexican Entities to) change the name of each of the Mexican Entities to a name that does not contain “Radar”.
5.9        Baseline Environmental Assessments. After the Closing the Purchaser at its sole cost and expense may commission and pay for baseline environmental assessments (“BEAs”) pursuant to and in compliance with Part 201 (Environmental Remediation) of the Natural Resources and Environmental Protection Act, 1994 PA 451, as amended, (“NREPA”) and pursuant to and in further compliance with Section 324.20101 et seq of the Michigan Natural Resources and Environmental Protection Act, Public Act 451 of 1994 (“Part 201”) and any other Applicable Laws, and/or asbestos surveys at any of the Facilities located in the state of Michigan (“Michigan Facility” or collectively “Michigan Facilities”). Any BEA or asbestos survey shall be conducted by PM Environmental, or such other environmental consultant as is mutually agreed upon by Purchaser and Seller (“Consultant”). Purchaser shall direct Consultant not to conduct any investigation of subsurface soil or groundwater, surface water or indoor or outdoor air (“Investigations”) at the Michigan Facilities except where in Consultant’s best professional judgment such Investigations are either (1) necessary to update an existing BEA related to a Michigan Facility; or (2) specifically recommended by PM Environmental in the Environmental Reports in connection with Recognized Environmental Conditions. In either case, Purchaser shall cause its Consultant to use its best efforts to narrowly tailor such Investigations to address such objectives. Purchaser shall provide Seller with a scope of work at least ten (10) business days prior to commencing any Investigations. Purchaser shall provide Seller with a draft of any BEA and all attachments thereto at least ten (10) business days prior to Purchaser’s intended submittal of the BEA to the MDEQ and shall allow Seller to provide comments on the draft BEA prior to such submittal, such comments to be accepted or rejected by the Purchaser in its good faith reasonable discretion. Notwithstanding the foregoing, Purchaser shall, in good faith, consider Seller’s reasonable comments and may incorporate such comments at its discretion into the BEA. Purchaser shall provide Seller with a final copy of the BEA prior to submittal to the MDEQ. Purchaser shall, upon Seller’s request, furnish Seller with an updated list of any new Hazardous Substances used by Purchaser in connection with its operations on or about the Facilities after the Closing. Purchaser shall, upon Seller’s request, furnish Seller with copies of any draft and final asbestos surveys conducted by Purchaser at any of the Michigan Facilities.
5.10        Fisher Litigation. Purchaser and Seller shall work together in good faith (in a commercially reasonable manner) to jointly defend and resolve the Fisher Litigation in a commercially reasonable manner that minimizes both the Fisher Assumed Liabilities and the Fisher Excluded Liabilities.
5.11        Tax Returns of the Mexican Entities. Purchaser shall file or cause to be filed when due all Tax Returns of the Mexican Entities that are required to be filed for taxable periods ending on or before the Closing Date. Seller shall cooperate with Purchaser in connection with the preparation and execution of such Tax Returns of the Mexican Entities and shall remit or cause to be remitted to Purchaser any and all income Taxes shown as due on such Tax Returns of the Mexican Entities to the extent (and only to the extent) that the amount owed exceeds the amount of the VAT Tax receivable owed to the Mexican Entities. Any Tax Return to be prepared pursuant to the provisions of this Section 5.11 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in any law, rule or regulation.
5.12    Written Off Receivables. Any receivables written off the books by the Seller or any of the Affiliates on or before the Closing Date including but not limited to those identified on Section 5.12 of the

Disclosure Schedule, shall not be pursued by Seller or any of its Affiliates for collection purposes or otherwise, and Purchaser shall retain any and all recoveries related thereto.
5.13    Siess Severance. Purchaser shall pay Seller fifty percent (50%) of any and all severance or other amounts owed by Seller to Brian Siess as a result of the termination of the employment of Brian Siess with Seller (including any and all severance or other amounts owed by Seller as a result of the termination of the employment of Brian Siess with Seller pursuant to that certain Agreement, dated November 16, 2005, between Seller and Brian Siess).
5.14    Palace Agreement. Purchaser shall pay Seller fifty percent (50%) of any and all costs, fees or expenses owed by Seller pursuant to the Palace Agreement. Purchaser and Seller shall work together in good faith and use commercially reasonable efforts to terminate the Palace Agreement in a manner that minimizes the costs, fees or expenses of Seller.
ARTICLE VI
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ARTICLE VII

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ARTICLE VIII

SURVIVAL AND REMEDY; INDEMNIFICATION

8.1        Survival.
(a)Except as provided in Section 8.1(b) below, (i) the representations and warranties of Seller and Radar Mexican contained herein shall survive the execution of this Agreement and the Closing Date for a period ending on the date that is twenty-four (24) months after the Closing Date, at which time such representations and warranties shall terminate and thereafter be of no force and effect and (ii) the related agreements in this Article VIII to indemnify Purchaser or the other Purchaser Indemnified Parties for breaches of or inaccuracies in representations and warranties set forth herein shall survive and continue for, and all indemnification claims with respect thereto, shall be made on or prior to the date that is twenty-four (24) months after the Closing Date; provided, however, that in the case of representations and warranties and related indemnities for which an indemnification claim shall be pending as of the date that is twenty-four (24) months after the Closing Date, such indemnities shall survive with respect to such indemnification claim until the final disposition thereof.

(b)(i) Notwithstanding the above, the representations and warranties of Seller set forth in the following Sections of this Agreement shall survive until one (1) day after the expiration of the applicable statute of limitations: Section 3.1 (Due Incorporation), Section 3.2 (Due Authorization), Section 3.6 (Title), Section 3.7 (Taxes), Section 3.13 (Employee Benefits) and Section 3.21 (Fraudulent Conveyance) (the “Special Representations and Warranties”).
(ii) The representations and warranties of Purchaser contained herein shall survive the execution of this Agreement and the Closing Date for a period of twenty-four (24) months after the Closing.
(c)After the timeframes set forth in Sections 8.1(a) and 8.1(b) above, neither Seller nor Radar Mexican nor Purchaser shall be under any obligation or liability whatsoever (including pursuant to this

Article VIII) with respect to any such representation or warranty. No Indemnitee shall have any right to assert any claims against an Indemnitor with respect to any Loss, cause of action or other claim to the extent it is (i) primarily a possible or potential Loss, cause of action or claim that such Indemnitee believes may be asserted rather than a Loss, cause of action or claim that has, in fact, been asserted in writing or filed of record against such Indemnitee or one of its Affiliates or paid or incurred by such Indemnitee or one of its Affiliates or (ii) a Loss, cause of action or claim with respect to which an Indemnitee or any of its Affiliates (or in the case of a Purchaser Indemnified Party, any other Purchaser Indemnified Party) has taken action detrimental to the Indemnitor (or caused action to be taken), without the consent of the Indemnitor, to accelerate the time period in which such matter is asserted or payable.

(d)The agreements of the Seller or Radar Mexican regarding the Excluded Liabilities, or the breach or non-performance of or by Seller or Radar Mexican of any agreement, covenant or obligation to be performed by Seller or Radar Mexican which is contained in this Agreement, and the agreements of the Purchaser regarding the Assumed Liabilities, or the breach or non-performance of or by the Purchaser of any agreement, covenant or obligation to be performed by the Purchaser which is contained in this Agreement, shall survive until the expiration of the applicable statute of limitations.

8.2        Indemnification by Seller. Subject to the terms, conditions and limitations set forth in this Article VIII, from and after the Closing, Seller shall defend and indemnify Purchaser and its Affiliates, and each of their respective officers, directors, partners, trustees, employees, stockholders, representatives and agents (each, a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”), against, and agrees to hold them harmless from, any and all Losses incurred or suffered by Purchaser or any of the other Purchaser Indemnified Parties (or any combination thereof) arising out of (a) any breach of or any inaccuracy in any representation or warranty made by Seller or its Affiliates pursuant to Article III of this Agreement, (b) any breach of or failure by Seller or its Affiliates to perform any agreement, covenant or obligation of Seller set out in this Agreement, and (c) any and all Excluded Liabilities. For the avoidance of doubt, the representations, warranties and statements set forth in Article III shall be considered representations and warranties and shall not be considered agreements, covenants or obligations.
8.3        Indemnification by Purchaser. Purchaser shall defend and indemnify Seller and its Affiliates, and each of their respective officers, directors, partners, trustees, employees, stockholders, representatives and agents (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”), against, and agrees to hold them harmless from, any and all Losses incurred or suffered by Seller or any of the other Seller Indemnified Parties (or any combination thereof) arising out of (i) any breach of or any inaccuracy in any representation or warranty made by Purchaser pursuant to Article IV of this Agreement or any Related Agreement; (ii) any breach of or failure by Purchaser to perform any agreement, covenant or obligation of Purchaser set out in this Agreement; (iii) any and all Assumed Liabilities; (iv) any acts or omissions by Purchaser and any obligations and liabilities in respect of the Purchaser after the Closing; (v) subject to the representations and warranties herein, the Collective Bargaining Agreement after the Closing (or as a result of or in connection with the transactions contemplated by this Agreement or the Related Agreements); and (vi) except as otherwise expressly mutually agreed to in writing by the parties hereto, the termination of any employees of Seller (or the hiring of any former employee of Seller) pursuant to this Agreement or in connection with the transactions contemplated by this Agreement or the Related Agreements.
8.4        Third-Party Claims. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification pursuant to this Article VIII relating to or arising out of claims, actions or demands by Governmental Authorities or other third parties. Promptly after receipt by any Purchaser Indemnified Party or Seller Indemnified Party seeking indemnification hereunder (the “Indemnitee”) of notice of the commencement of any (or the discovery of any facts or conditions that could be reasonably expected to give rise to any) (a) Tax audit or proceeding for the assessment of any Tax by any Taxing authority or any other proceeding likely to result in the imposition of a liability or obligation for Taxes or (b) any action or the assertion of any claim, demand, liability, obligation, Loss or matter by a Governmental Authority or other third party (whether by legal process or otherwise), against which claim, demand, liability, obligation, Loss or matter an Indemnitor is, or may be, required under this Agreement to indemnify such Indemnitee (a “Third Party Claim”), the Indemnitee will, if a claim thereon is to be, or may be, made against the Indemnitor pursuant to this Article VIII, promptly notify the Indemnitor in writing of the commencement or assertion thereof, including the amount and specific factual and legal basis for such Third Party Claim, and give the Indemnitor a copy of such Third Party Claim, process and all legal pleadings and other written evidence thereof, including copies of all written material relating thereto (and such notice shall also specify the Section(s) of this Agreement upon which the Indemnitee is relying in seeking such indemnification (including the representation, warranty, agreement, covenant or obligation that has been breached or violated or that is inaccurate)). The Indemnitor shall have, in all instances, the right to participate in the defense of such Third Party Claim with its own counsel. The Indemnitor shall have the right to assume and control the defense of such Third Party Claim unless such Third Party Claim is reasonably likely to result in (a) mandatory injunctions materially impacting the Indemnitee’s on-going operation of the Business or its other businesses, or (b) liabilities which, taken with other then-existing claims under this Article VIII, would not be fully indemnified hereunder. The Indemnitor shall have twenty (20) days, after receipt of written notice from the Indemnitee of such Third Party Claim to assume the defense thereof. If the Indemnitor does assume such defense, it will, within such twenty (20) days, so notify the Indemnitee and (a) the Indemnitor shall not be liable to the Indemnitee (and the Indemnitee shall not be entitled to indemnification or recovery) for legal expenses subsequently incurred by the Indemnitee in connection with such Third Party Claim, (b) the Indemnitee shall not, without the Indemnitor’s prior written consent, settle or compromise such Third Party Claim, and (c) the Indemnitor shall control such defense, including any settlement or compromise of such Third Party Claim. If the Indemnitor does not assume such defense and so notifies the Indemnitee, or if the Indemnitor is barred from assuming such defense pursuant to this Section 8.4, then the Indemnitee shall have the right to assume such defense, subject to the participation of the Indemnitor, as provided in this Section 8.4. In any case, the Indemnitor and Indemnitee shall cooperate and assist each other in such defense, and shall make available to the other all records, documents, employees and information (written or otherwise) relevant to such defense. Prior to paying any claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of either a settlement approved in writing by Indemnitor in advance or a final non-appealable court judgment or decree, or evidence of assessment of Taxes or a similar final non-appealable action by a Taxing authority, holding the Indemnitee liable on such claim or failing such final non-appealable judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the Indemnitor which consent shall not be unreasonably withheld. The Indemnitee shall not settle or compromise a Third Party Claim without the prior written consent of the Indemnitor; provided that the Indemnitor’s consent shall not be required for settlements (a) which consist solely of non-monetary equitable remedies in respect of the Indemnitee or its business, or (b) that result in payments by the Indemnitee which, taken with other then existing claims under this Article VIII, would not be subject to indemnification hereunder (and for any such Third Party Claim which Purchaser or any other Purchaser Indemnified Party settles without the prior written consent of the Seller, the Seller shall have no liability or obligation with respect thereto); provided that any such payments (or the Losses related thereto) shall not be aggregated or counted for purposes of determining whether (A) the Threshold Amount has been reached or exceeded under Section 8.6(a)(ii), (B) the Deductible Amount has been reached or exceeded under Section 8.6(a)(iii) or (C) the Excluded Amount has been reached or exceeded under Section 8.6(a)(vii). An Indemnitor shall have the authority to settle or compromise any Third Party Claim for which it has assumed or conducted the defense pursuant to this Section 8.4; provided, that an Indemnitor shall not settle or compromise any such claim if such settlement or compromise would result in a non-monetary injunction or other non-monetary equitable remedy in respect of the Indemnitee or would result in liabilities which, taken together with other existing claims under this Article VIII, would not be fully indemnified hereunder; in each case, without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, if the Indemnitor is not given the opportunity to assume and control the defense of a Third Party Claim pursuant to this Section 8.4 (or the Indemnitee settles or compromises a Third Party Claim (without the prior written consent of the Indemnitor) for which the Indemnitor has assumed the defense), then such Indemnitor shall not have any liability or obligation for (or relating to) such Third Party Claim under this Article VIII and such Indemnitee shall not be entitled to indemnification or recovery for such Third Party Claim under this Article VIII. An Indemnitee shall have the right to employ its own counsel in any Third Party Claim, but the fees and expenses of such counsel shall be at the expense of the Indemnitee, unless (x) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such Third Party Claim or (y) the Indemnitor shall not have assumed the defense, or shall be barred from assuming the defense, of such Third Party Claim pursuant to this Section 8.4; or (z) the Indemnitee obtained separate counsel due to a conflict situation.
8.5        Procedure for Other Claims. In the event that any Indemnitee believes that it is entitled to claim indemnification from an Indemnitor under this Article VIII and such claim is not a Third Party Claim subject to Section 8.4, the Indemnitee shall notify the Indemnitor in writing of such claim, the amount or estimated amount thereof and the specific factual and legal basis for such claim (which will be described in reasonable detail and shall include the specific Section(s) of this Agreement upon which the Indemnitee is relying in seeking such indemnification (including the representation, warranty, agreement, covenant or obligation that has been breached or violated or that is inaccurate) and copies of all written material supporting or relating to such claim). The Indemnitor and Indemnitee will proceed, in good faith, to attempt to agree on the amount (if any) of such indemnification claim. If they are unable to agree on the amount of such indemnification claim within thirty (30) days after such written notice, then the Indemnitee may attempt to pursue such remedies as may be available to such Indemnitee for such claim on the terms and subject to the provisions and limitations set forth in this Agreement.
8.6        Indemnification Limits.
(e)The rights of the Purchaser Indemnified Parties (and the liability or obligation of the Seller) under this Article VIII (including Section 8.2) shall be subject to the following limitations:
(i)the Purchaser Indemnified Parties’ right to seek indemnification or recovery (or be held harmless) with respect to Losses under Section 8.2(a) (arising out of any breach of or any inaccuracy in any representation or warranty made by Seller or its Affiliates pursuant to Article III of this Agreement) shall be limited solely to the amounts remaining in the Indemnity Escrow Account, and the Seller shall have no liability or obligation to any Purchaser Indemnified Party with respect to any such Losses other than by payments from the amounts remaining in the Indemnity Escrow Account; provided that the limitation in this Section 8.6(a)(i) shall not apply to any breach of the representations and warranties in Section 3.2 (Due Authorization), Section 3.6 (Title), and Section 3.21 (Fraudulent Conveyance);
(ii)no Purchaser Indemnified Party shall have any right to indemnification or recovery (or to be held harmless) for (and Seller shall have no liability or obligation for) Losses under Section 8.2(a) (arising out of any breach of or any inaccuracy in any representation or warranty made by Seller or its Affiliates pursuant to Article III of this Agreement) for any individual item, or group of items arising out of the same matter, condition or circumstance, where such Losses for which any Purchaser Indemnified Party would otherwise be entitled to indemnification or recovery are less than $10,000 (the “Threshold Amount”), at which point the Purchaser Indemnified Parties shall be entitled, subject to the other provisions, limitations and conditions of this Article VIII (including Section 8.2 and this Section 8.6), to seek indemnification for all Losses from Dollar One pertaining to such claim; and no such Losses shall be aggregated or counted for purposes of determining whether the Deductible Amount has been reached or exceeded under Section 8.6(a)(iii) until such Losses exceed $100,000; provided that the limitation in this Section 8.6(a)(ii) shall not apply to any breach of the Special Representations and Warranties or Excluded Liabilities; provided further that Losses with respect to any breach of or any inaccuracy in the Special Representations and Warranties shall not be aggregated or counted for purposes of determining whether (A) the Threshold Amount has been reached or exceeded under this Section 8.6(a)(ii) or (B) the Deductible Amount has been reached or exceeded under Section 8.6(a)(iii) for purposes of the other representations and warranties hereunder;
(iii)no Purchaser Indemnified Party shall have any right to indemnification or recovery (or to be held harmless) for (and Seller shall have no liability or obligation for) Losses under Section 8.2(a) (arising out of any breach of or any inaccuracy in any representation or warranty made by Seller or its Affiliates pursuant to Article III of this Agreement) , unless and until the aggregate of all such Losses for which the Purchaser Indemnified Parties would otherwise be entitled to indemnification under Section 8.2(a) (arising out of any breach of or any inaccuracy in any representation or warranty made by Seller or its Affiliates pursuant to Article III of this Agreement) exceeds on a cumulative basis an amount equal to $450,000 (the “Deductible Amount”), at which point the Purchaser Indemnified Parties shall be entitled, subject to the other provisions, limitations and conditions of this Article VIII (including Section 8.2 and this Section 8.6), to seek indemnification for all such Losses that are in excess of the Deductible Amount (but not the Losses up to the Deductible Amount) up to the amount remaining in the Indemnity Escrow Account in the case of Losses under Section 8.2(a), which is the maximum aggregate amount of Losses that may be recovered by the Purchaser Indemnified Parties pursuant to Section 8.2(a); provided that the limitation in this Section 8.6(a)(iii) shall not apply to any breach of the Special Representations and Warranties or Excluded Liabilities; provided further that Losses with respect to any breach of or any inaccuracy in the Special Representations and Warranties shall not be aggregated or counted for purposes of determining whether (A) the Threshold Amount has been reached or exceeded under Section 8.6(a)(ii) or (B) the Deductible Amount has been reached or exceeded under this Section 8.6(a)(iii) for purposes of the other representations and warranties hereunder;
(iv)any indemnification or recovery by any Purchaser Indemnified Party with respect to Losses under this Article VIII (including Section 8.2) shall first be satisfied from the amounts remaining in the Indemnity Escrow Account (and Seller shall have no liability or obligation under this Article VIII (including Section 8.2) unless and until the amount of Losses for which the Purchaser Indemnified Parties are entitled to indemnification pursuant to Section 8.2 exceeds the amounts remaining the Indemnity Escrow Account;
(v)Seller shall have no liability or obligation to any Purchaser Indemnified Party or any other Person under this Agreement (including for any Losses under Section 8.2) in excess of an amount equal to the cash portion of the Purchase Price that the Seller actually receives pursuant to this Agreement; and Purchaser will have no liability or obligation to any Seller Indemnified Party or any other Person under this Agreement (including for any Loss under Section 8.3) in excess of the Purchase Price;
(vi)no Purchaser Indemnified Party shall have any right to indemnification or recovery (or to be held harmless) for (and Seller shall have no liability or obligation for) Losses under this Article VIII (including Section 8.2) (A) if any Purchaser Indemnified Party had actual knowledge of the facts, circumstances or matters giving rise to the applicable Loss, breach, inaccuracy, violation, liability or matter on or prior to the Closing Date, (B) to the extent such Losses would duplicate any amount included or taken into account in the calculation or determination of the Closing Net Purchase Price (or the Additional Purchase Price Amount or Purchase Price Reduction Amount), including the amount of any reserve, provision or allowance (in the form of an accrued liability or an offset to an asset or similar item) that was reflected or taken into account in the Closing Balance Sheet or the calculation or determination of the Closing Net Purchase Price (or the Additional Purchase Price Amount or Purchase Price Reduction Amount, (C) arising out of or relating to any Contamination discovered or any Environmental Claim arising as a result of any Investigations conducted by or at the direction of Purchaser other than such Investigations which are (x) required by Environmental Laws; (y) undertaken at the written direction of a Governmental Authority; or (z) undertaken pursuant to and in compliance with Section 5.9 of this Agreement, or (D) arising from or related to any Response Action conducted to a cleanup standard more stringent than the least stringent applicable industrial cleanup standard, taking into account restrictive use covenants and engineering controls, permitted by Governmental Authorities; and no Losses related to any of the foregoing shall be aggregated or counted for purposes of determining whether (x) the Threshold Amount has been reached or exceeded under Section 8.6(a)(ii), (y) the Deductible Amount has been reached or exceeded under Section 8.6(a)(iii) or (z) the Excluded Amount has been reached or exceeded under Section 8.6(a)(vii); and
(vii)no Purchaser Indemnified Party shall have any right to indemnification or recovery (or to be held harmless) for (and Seller shall have no liability or obligation for) Losses under Section 8.2(c) (arising out of any and all Excluded Liabilities), unless and until the aggregate of all such Losses for which the Purchaser Indemnified Parties would otherwise be entitled to indemnification under Section 8.2(c) (arising out of any and all Excluded Liabilities) exceeds on a cumulative basis an amount equal to $50,000 (the “Excluded Amount”), at which point the Purchaser Indemnified Parties shall be entitled, subject to the other provisions, limitations and conditions of this Article VIII (including Section 8.2 and this Section 8.6), to seek indemnification for all such Losses that are in excess of the Excluded Amount (but not the Losses up to the Excluded Amount); provided that the limitation in this Section 8.6(a)(vii) shall not apply to any Transaction Expenses, Chrysler Payables, bank debt, secured debt, shareholder debt or non-working capital debt or liabilities; provided further that Losses with respect to any Transaction Expenses, Chrysler Payables, bank debt, secured debt, shareholder debt or non-working capital debt or liabilities shall not be aggregated or counted for purposes of determining whether the Excluded Amount has been reached or exceeded under this Section 8.6(a)(vii).

(f)Any amounts payable under Section 8.2 or Section 8.3 shall be treated by Purchaser and Seller as an adjustment to the Purchase Price, unless otherwise required by Applicable Law. The amount of any Losses under this Agreement (including this Article VIII) shall be calculated after giving effect to (and shall be reduced by) (i) any proceeds received or receivable from insurance policies covering the damage, Loss, liability, matter or expense that is the subject to the claim for indemnity, (ii) any proceeds received from third parties, through indemnification, counterclaim, reimbursement arrangement, contract or otherwise in compensation for or relating to the subject matter of an indemnification claim by such Indemnitee (such arrangements referenced in clauses (i) through (ii) in this Section 8.6(b), collectively, “Alternative Arrangements”), and (iii) the Tax Advantage to the Indemnitee resulting from, or as a consequence of, the damage, Loss, liability or expense that is the subject of the indemnity.

(g)Purchaser and each of the other Purchaser Indemnified Parties shall utilize its commercially reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate any amounts payable under this Article VIII (including Section 8.2), including pursuing any and all other rights and remedies to (i) collect any proceeds pursuant to Alternative Arrangements covering the Loss that is the subject to the claim for indemnity and (ii) obtain the Tax Advantage to the Indemnitee resulting from the Loss that is the subject of the indemnity. If any such proceeds, benefits or recoveries are received by Purchaser or any other Purchaser Indemnified Party with respect to any Losses after Purchaser or any other Purchaser Indemnified Party has received any indemnification payments from Seller, Purchaser shall promptly, but in any event no later than ten (10) Business Days after the receipt, realization or recovery of such proceeds, benefits or recoveries, pay such proceeds, benefits or recoveries to Seller. Upon making a payment to Purchaser or any other Purchaser Indemnified Party in respect of any Losses, Seller will, to the extent of such payment, be subrogated to all rights of Purchaser (or other Purchaser Indemnified Party) pursuant to Alternative Arrangements or against any third party in respect of the Losses to which such payment relates. Purchaser and each other Purchaser Indemnified Party shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights. Each party hereby waives any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

8.7        Exclusive Remedy. Subject to all Applicable Laws and/or Governmental Authorities, which shall continue to apply after the Closing, from and after the Closing, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy with respect to any and all claims, damages or Losses arising out of or relating to this Agreement, the negotiation and execution of this Agreement or any contract or document (other than the Real Property Leases, the Transition Services Agreement or the Employment Offers) entered into pursuant to this Agreement (except to the extent otherwise expressly set forth therein), the performance by the parties hereto of this Agreement or any such contract or Purchaser’s (or Purchaser’s Nominee’s) investigation of the Seller, Radar Mexican, either of the Mexican Entities (or the assets, liabilities or operations of either of the Mexican Entities), the Business, the Purchased Assets, the Facilities or the Assumed Liabilities, and no other remedy shall be had pursuant to any contract, misrepresentation, strict liability or tort theory or otherwise by any party hereto (or any Purchaser Indemnified Party) or its officers, directors, employees, agents, Affiliates, attorneys, consultants, insurers, successors and assigns. In addition to the foregoing, but subject to all Applicable Laws, and Governmental Authorities, the amount of indemnification obligations of the Seller set forth in this Article VIII shall be the maximum amount of indemnification obligations of Seller or Radar Mexican or any of their respective Affiliates, officers, directors, partners, trustees, employees, stockholders, representatives or agents arising in connection with this Agreement or the transactions contemplated by this Agreement (including the negotiation and execution of this Agreement or any contract or document entered into pursuant to this Agreement (except to the extent otherwise expressly set forth therein), the performance by the parties hereto of this Agreement or any such contract or Purchaser’s (or Purchaser’s Nominee’s) investigation of the Seller, Radar Mexican, either of the Mexican Entities (or the assets, liabilities or operations of either of the Mexican Entities), the Business, the Purchased Assets, the Facilities or the Assumed Liabilities), and Purchaser or Purchaser’s Nominee (or any Purchaser Indemnified Party) shall not be entitled to a rescission of this Agreement (or any related contracts or agreements) or any further indemnification rights or claims of any nature whatsoever, all of which are hereby expressly waived by Purchaser and Purchase’s Nominee (and each Purchaser Indemnified Party) to the fullest extent permitted under Applicable Law. The Purchaser Indemnified Parties shall be entitled to only a single recovery (without duplication) for indemnified Losses that arise in connection with the matter giving rise to a breach or violation of (or inaccuracy in) any representation, warranty, agreement, covenant or obligation, even if such matter shall involve breaches or violations (or inaccuracies) of multiple representations, warranties, agreements, covenants or obligations. Notwithstanding the foregoing, nothing in this Section 8.7 shall affect the ability of a party to seek non-monetary equitable relief, including specific performance, of a covenant set forth in this Agreement in accordance with the terms and conditions set forth in this Agreement.

ARTICLE IX

[INTENTIONALLY OMITTED]

ARTICLE X
MISCELLANEOUS

10.1        Amendment. This Agreement may be amended, modified or supplemented only in a writing signed by Purchaser and Seller.
10.2        Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by confirmed facsimile, (iii) on the next Business Day if sent by an overnight delivery service, or (iv) five (5) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:
(a)If to Seller or Radar Mexican, addressed as follows:
Radar Industries, Inc.
27101 Groesbeck Hwy.
Warren, Michigan 48089
Attention: David Zmyslowski and Mark Zmyslowski
Facsimile No.: 586-758-6445
with a copy to:
Foley & Lardner LLP
500 Woodward Ave, Suite 2700
Detroit, Michigan 48226
Attention: Thomas Spillane and Omar Lucia
Facsimile No.: 313-234-2800
(b)If to Purchaser, addressed as follows:
Wentworth Acquisition LLC
c/o Liverpool Coil Processing, Incorporated
880 Steel Drive
Valley City, Ohio 44280
Attention: Ramzi Hermiz, President and Chief Executive Officer
Facsimile No.: 734-354-3179

with a copy to:

Wegman, Hessler & Vanderburg
6055 Rockside Woods Boulevard, Suite 200
Cleveland, Ohio 44131
Attention: Steven E. Pryatel, Esq.
Facsimile No.: 216-642-8826
E-Mail: sepryatel@wegmanlaw.com

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.
10.3        Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.
10.4        Electronic Delivery. This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by fax and email). All signatures of the parties to this Agreement may be transmitted by facsimile or .pdf attached to email, and such facsimile or .pdf attached to email will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any law authorizing electronic signatures.
10.5        Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Sections of the Disclosure Schedule are for convenience only and shall not be deemed part of this Agreement or the Disclosure Schedule or be given any effect in interpreting this Agreement or the Disclosure Schedule. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. As used in this Agreement, (a) the word “or” is not exclusive (and shall be construed in the inclusive sense of “and/or”), (b) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (c) the terms “herein,” “hereof,” “hereby,” “hereto” or “hereunder” refer to this Agreement as a whole, (d) definitions of defined terms in Article I and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined, and (e) references to “$” refer to United States Dollars. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. Underscored references to Articles, Sections, Exhibits or Schedules shall refer to those portions of this Agreement. Time is of the essence of each and every covenant, agreement and obligation in this Agreement. Neither Purchaser nor Seller nor Radar Mexican shall be deemed to be in breach of any covenant contained in this Agreement if such party’s deemed breach is the result of any action or inaction on the part of the other.
10.6        Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF MICHIGAN WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.
10.7        Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
10.8        Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by Purchaser without the prior written consent of Seller, which shall not be unreasonably withheld. For all purposes hereof, any transfer, sale or disposition of a majority of the capital stock or other voting interest of Purchaser after the Closing (whether by contract or otherwise) shall be deemed an assignment hereunder. Any purported assignment in contravention of this Section 10.8 shall be null and void.
10.9        Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their Affiliates and no provision of this Agreement shall be deemed to confer upon third parties, either express or implied, any remedy, claim, liability, reimbursement, cause of action or other right. Notwithstanding the foregoing, the Purchaser Indemnified Parties and Seller Indemnified Parties are hereby made third party beneficiaries of this Agreement, with all of the rights, remedies, claims, liabilities, reimbursements, causes of action and other rights accorded such Persons under Article VIII.
10.10        Further Assurances. Upon the reasonable request of Purchaser or Seller, each party will on and after the Closing Date (at the requesting party’s expense) execute and deliver to the other party such other documents, assignments and other instruments as may be reasonably required to effectuate completely the transactions contemplated hereby, and to effect and evidence the provisions of this Agreement and the Related Agreements and the transactions contemplated hereby.
10.11        Entire Understanding. The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements, representations and understandings among the parties with respect to such subject matter.
10.12        Jurisdiction of Disputes. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, WITH RESPECT TO ANY OF THE MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE THAT ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE INSTITUTED IN and prosecuted in its entirety exclusively in A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE CITY OF DETROIT, STATE OF MICHIGAN OR APPLICABLE FEDERAL COURT WITHIN SUCH JURISDICTION; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES CONSENT AND SUBMIT TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 10.12 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS OR IN THE MANNER SET FORTH IN SECTION 10.2; (C) WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OR FORUM OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; (D) AGREE THAT SUCH PARTIES WILL NOT ATTEMPT TO REMOVE ANY SUCH ACTION TO ANY OTHER VENUE, FORUM OR JURISDICTION, (E) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS (AND IN THE MANNER) SET FORTH IN SECTION 10.2 FOR COMMUNICATIONS TO SUCH PARTY; (F) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (G) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.13        WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.
10.14        Disclosure Schedule. The disclosures in the Disclosure Schedule are to be taken as relating to the representations and warranties of Seller or Radar Mexican as a whole, notwithstanding the fact that the Disclosure Schedule is arranged by sections corresponding to the sections in this Agreement or that a particular section of this Agreement makes reference to a specific section of the Disclosure Schedule and notwithstanding that a particular representation and warranty may not make a reference to the Disclosure Schedule (or that a cross reference to another Section of this Agreement or the Disclosure Schedule may not be included). The inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to any of Seller, Radar Mexican, either of the Mexican Entities or the Business (or the Purchased Assets, the Facilities or the Assumed Liabilities) and no information contained in the Disclosure Schedule will be deemed to be an admission by Seller, Radar Mexican or either of the Mexican Entities of any violation of any Applicable Law, breach of contract or other matter. In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement.
10.15        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
10.16        Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
10.17        Counterparts. This Agreement may be executed in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
10.18        Access to Books and Records. From and after the Closing, during regular business hours and with reasonable prior notice, Purchaser shall provide Seller with access to the books and records of the Business (or otherwise relating to the Purchased Assets or the Mexican Entities) as Seller shall request in connection with a Seller’s reasonable need for such records in connection with Tax or other financial accounting matters provided such access will not interfere with Purchaser’s operation of the Business.
10.19        Litigation Assistance. Purchaser and Seller shall reasonably cooperate with and assist each other in the prosecution and defense of any litigation arising out of the operation of the Business and shall agree in good faith on a written procedure relating to such cooperation and assistance; provided that (a) Seller shall have no obligation pursuant to this Section 10.19 in connection with any litigation or matter for which Purchaser or any other Purchaser Indemnified Party has asserted a claim for indemnification against Seller and (b) Purchaser shall have no obligation pursuant to this Section 10.19 in connection with any litigation or matter for which Seller or any other Seller Indemnified Party has asserted a claim for indemnification against Purchaser. Any party requesting the assistance of any other party hereto shall pay the assisting party its reasonable out of pocket costs and expenses incurred by the assisting party (including, but not limited to, attorney and other professional fees, travel costs and expenses) relating to such cooperation and assistance. In the event that any requested cooperation shall entail any extended travel or absence of any parties’ employees from their customary duties, the parties shall agree upon the amount of additional compensation to be paid to the assisting party, prior to the rendition of any such assistance.
10.20        Bulk Sales Law Waiver. Purchaser and Seller agree to waive compliance with the provisions of any “Bulk Sales” Laws of the State of Michigan and all other states where the Facilities are located, if any, which may otherwise be applicable to the transaction contemplated by this Agreement.
10.21        Accounts Receivable. Seller and/or its Affiliates, as applicable, shall deliver and pay to Purchaser, within three (3) Business Days after receipt of any and all cash received by Seller and/or Affiliates (i) related to the accounts receivable included in the Purchased Assets and transferred hereunder to Purchaser and (ii) related to any other payment that is properly payable to Purchaser, including, but not limited to, payments from customers of Purchaser after the Closing that are sent to Seller’s or an Affiliate’s lockbox or otherwise received by Seller or an Affiliate. Purchaser and/or its Affiliates shall deliver and pay to Seller, within three (3) Business Days after receipt of any and all cash received by Purchaser and/or its Affiliates related to any payment that is properly payable to Seller. Purchaser shall apply any payment received from a customer related to the accounts receivable included in the Purchased Assets and transferred hereunder to Purchaser to accounts receivable for such customer in accordance with the remittance advice received by Purchaser, and if no remittance advice is received, then in reverse chronological order beginning with the oldest account receivable for such customer of all accounts receivable whether created before or after the Closing Date. The above obligations of Seller and its Affiliates and Purchaser are not subject to any statute of limitations period and shall be absolute obligations hereunder.
10.22        Radar Trademarks and Trade Name. If Seller desires to license, assign or otherwise transfer or grant any rights to any third parties to utilize the Radar Trademarks, Seller shall give Purchaser written notice thereof (the “Offer Notice”). The Offer Notice shall include (a) a description of the transaction Seller desires to enter into with respect to the Radar Trademarks (the “Radar Transaction”) and (b) the consideration which Seller desires to receive in connection with the Radar Transaction. If Purchaser elects to enter into the Radar Transaction, Purchaser shall provide Seller with written notice of such election (the “Acceptance Notice”) within ten (10) Business Days of the date Purchaser receives the Offer Notice (the “Acceptance Period”). For a period of ten (10) Business Days after the date Seller receives the Acceptance Notice (the “Transaction Period”), Seller and Purchaser shall attempt in good faith to enter into definitive agreements with respect to the Radar Transaction and consummate the Radar Transaction. If (i) Seller does not receive an Acceptance Notice during the Acceptance Period or (ii) Seller receives an Acceptance Notice during the Acceptance Period, but Seller and Purchaser are unable to enter into definitive agreements with respect to the Radar Transaction and consummate the Radar Transaction during the Transaction Period, then, in either case, Seller may enter into the Radar Transaction with any other Person on terms that are not materially more favorable to such Person than those set forth in the Offer Notice (and Seller shall have no other liabilities or obligations under this Section 10.22).
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

WENTWORTH ACQUISITION LLC

By:        /s/ Thomas M. Dugan

Name:        Thomas M. Dugan

Title:        Treasurer

RADAR INDUSTRIES INC.

By:        /s/ David Zmyslowski

Name:        David Zmyslowksi

Title:        President

RADAR MEXICAN INVESTMENTS, LLC

By:        /s/ David Zmyslowski

Name:        David Zmyslowksi

Title:        President